Exhibit 16(b)(vi)

Execution Version

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP BLACKSTONE HOLDINGS FINANCE CO. L.L.C. 345 Park Avenue New York, New York 10154	BLUE OWL CREDIT ADVISORS LLC BLUE OWL CAPITAL CORPORATION 399 Park Avenue, 37th Floor New York, New York 10022	ARES CAPITAL MANAGEMENT LLC 245 Park Avenue New York, NY 10029

CPPIB CREDIT INVESTMENTS III INC. CPPIB CREDIT REVOLVER CANADA INC. One Queen Street East, Suite 2500 Toronto, Ontario, M5C 2W5, Canada	PSP INVESTMENTS CREDIT USA LLC 450 Lexington Avenue, Suite 3750 New York, NY 10017	DOGWOOD CREDIT, LP 18575 Jamboree Road, 7th Floor Irvine, CA 92612

CONFIDENTIAL

August 13, 2024

Spaceship Purchaser, Inc.

c/o Permira Advisers LLC

3000 Sand Hill Road

Building 1, Suite 170

Menlo Park, CA 94025

Attention: Molly Breen Dirscherl

Project Pacific
Second Amended and Restated Commitment Letter

To the addressee set forth above:

Spaceship Purchaser, Inc., a Delaware corporation (the “Borrower” or “you”), formed at the direction of certain funds advised by the Sponsor (as defined in the Transaction Description), has advised (a) Blackstone Alternative Credit Advisors LP  (on behalf of its funds, accounts, and clients managed, advised or sub-advised by it or its affiliates, “Blackstone Credit”) and Blackstone Holdings Finance Co. L.L.C. (“Blackstone Finance”, and together with Blackstone Credit, “Blackstone”), (b) Blue Owl Credit Advisors LLC (together with its affiliated advisors and their managed funds and accounts, “BCA”), (c) Ares Capital Management LLC (collectively with its affiliates and funds, accounts, and clients managed, advised or sub-advised by any of them, “Ares”), (d) CPPIB Credit Investments III Inc. (“CPPIB Credit”) and CPPIB Credit Revolver Canada Inc. (“CPPIB Canada”, and together with CPPIB Credit, “CPPIB”), (e) PSP Investments Credit USA LLC (“PSP”) and (f) Dogwood Credit, LP (“Dogwood” and together with Blackstone, BCA, Ares, CPPIB, and PSP, the “Commitment Parties,” “we”, or “us”) that (i) Spaceship Intermediate 2, Inc., a Delaware corporation (“Holdings”), intends, directly or indirectly, to acquire (the “Acquisition”), pursuant to a merger of Spaceship Group MergerCo, Inc., a Delaware corporation (“Merger Sub”), with and into Squarespace, Inc., a Delaware corporation (“Pacific” and together with its subsidiaries, the “Target”), with Pacific as the surviving entity, pursuant to that certain Agreement and Plan of Merger, dated as of May 13, 2024 (the “Original Signing Date”), by and among you, Merger Sub, and Pacific (together with all annexes, exhibits and schedules attached thereto, the “Transaction Agreement”) and (ii) following the Acquisition, Holdings will own, directly or indirectly, all of the outstanding equity interests of the Target. You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions for the Facilities (as defined below) attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Conditions attached hereto as Exhibit C (the “Conditions Annex”); this second amended and restated commitment letter, the Transaction Description, the Term Sheet and the Conditions Annex, collectively, the “Commitment Letter”. All references to “dollars” or “$” in this Commitment Letter and the Fee Letter (as defined below) are references to U.S. dollars.

You have further advised us that, in connection therewith, it is intended that the financing for (i) the Transactions and (ii) working capital, capital expenditures and other general corporate purposes of the Borrower and its subsidiaries will include the first lien senior secured credit facilities described in the Term Sheet, comprised of a first lien senior secured term loan facility in an aggregate principal amount of $2,300.0 million (the “Term Facility”), a first lien senior secured delayed draw term loan facility in an aggregate principal amount of $300.0 million (the “DDTL Facility”), and a first lien senior secured cash flow revolving credit facility in an aggregate principal amount of $250.0 million (the “Revolving Facility” and, together with the Term Facility and the DDTL Facility, the “Facilities”).

This Commitment Letter hereby amends and restates in its entirety that certain Amended and Restated Commitment Letter, dated as of June 3, 2024 (the “First A&R Commitment Letter”), by and among the Commitment Parties, Blue Owl Capital Corporation and you, and such First A&R Commitment Letter shall be of no further force or effect.

1.              In connection with the foregoing, each of Blackstone Credit, Blackstone Finance, BCA, Ares, CPPIB, PSP and Dogwood hereby commits to provide the aggregate amount of each of the Facilities set forth opposite its name on Schedule I hereto (in such capacity, the “Initial Lenders”), in each case subject only to the satisfaction or waiver of the conditions set forth in paragraph 11 hereof and in the Conditions Annex. Blackstone’s commitments may be funded through one or more of its funds and/or accounts, with each such fund and/or account funding its respective commitment severally, but Blackstone shall not be relieved of its obligations under this Commitment Letter, including, without limitation, as set forth below in paragraph 17. The commitments of the Initial Lenders (including, for avoidance of doubt, the respective commitments of Blackstone Credit and Blackstone Finance) with respect to each of the Facilities shall be on a several, and not joint and several, basis.

2.              It is agreed that Blackstone Credit, BCA, Ares, CPPIB Credit and Dogwood will act as joint lead arrangers for the Facilities (in such capacity, the “Lead Arrangers”) and Blackstone Credit will have “left” placement in any marketing materials or other documentation used in connection with the Facilities. It is agreed that Blue Owl Capital Corporation will act as administrative agent and collateral agent for the Facilities (the “Administrative Agent”). No other agents, co-agents, arrangers or bookrunners will be appointed, and no other titles will be awarded with respect to the Facilities, unless you and the Commitment Parties so agree.

3.              You agree that you will promptly provide us with any financial statements regarding the Target to the extent such financial statements are received by the Sponsor at any time prior to the Closing Date; provided, that your compliance with this paragraph 3 shall not constitute a condition to our commitments hereunder or the funding of the Facilities on the Closing Date.

4.              In addition, notwithstanding anything to the contrary contained herein, on or after the Original Signing Date and prior to the date that is two weeks prior to the Closing Date, you may arrange to have one or more banks, financial institutions, or other institutional lenders or investors (excluding, for the avoidance of doubt, any Commitment Party without such Commitment Party’s consent) (such banks, financial institutions, or other institutional lenders or investors, the “Replacement Lenders”; provided that such Replacement Lenders shall be reasonably satisfactory to the Commitment Parties) commit to provide a super priority revolving credit facility (a “Replacement Revolving Facility”) in lieu of all (but not less than all) of the initial Revolving Facility (notwithstanding a willingness on the part of the initial Revolving Lenders to provide the initial Revolving Facility or such Replacement Revolving Facility); provided, that the aggregate principal amount of the Replacement Revolving Facility cannot exceed $250.0 million; provided, further, that any Replacement Revolving Facility, shall (i) be secured by a lien on the Collateral (as defined in the Term Sheet) that ranks equal in priority to the liens on the Collateral securing the other Facilities, but senior in right of payment to the other Facilities with respect to payments made after an event of default pursuant to the “default waterfall” of the Facilities Documentation (as defined in the Term Sheet); (ii) not be guaranteed by any person other than a Guarantor (as defined in the Term Sheet) or secured by a lien on any assets other than the Collateral; and (iii) be documented as a facility under the Facilities Documentation and shall have the same terms (other than with respect to payment priority) as the initial Revolving Facility or such terms as are otherwise reasonably satisfactory to the Borrower, such Replacement Lenders and the Commitment Parties.

5.              You shall promptly, and in any event not more than two (2) business days following the entry into such commitments for a Replacement Revolving Facility, notify each Commitment Party upon entering into commitments with respect to any Replacement Revolving Facility (the “Commitment Replacement Notice”). Upon providing the Commitment Replacement Notice to the Commitment Parties, (x) you shall have no further obligations hereunder or under the Fee Letter with respect to the initial Revolving Facility and (y) each initial Revolving Lender’s commitments and each of the Commitment Parties’ agreements with respect to the initial Revolving Facility shall immediately and automatically terminate at such time.

6.              [Reserved].

7.              [Reserved].

8.              You hereby represent and warrant that (the accuracy of which shall not be a condition to the commitments hereunder or the funding of the Facilities on the date of the initial funding under the Facilities (the “Closing Date”)) (and with respect to the Target, to your knowledge), (a) all written information and written data, other than (i) projections relating to the Target (including financial estimates, forecasts and other forward-looking information (the “Projections”)), (ii) information of a general economic or general industry nature, and (iii) all third party memoranda or reports furnished to us (but not the information used to prepare such memoranda or reports to the extent made available by you in writing to the Commitment Parties) (the “Information”) that has been or will be made available to the Lead Arrangers by or on behalf of you, the Target, Holdings, the Sponsor or any of your or their representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you, the Target, Holdings, the Sponsor or any of your or their representatives, when taken as a whole, have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time such Projections are provided to the Lead Arrangers; it being understood that (i) the Projections are predictions as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) no assurance can be given that any particular financial projections will be realized, (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and (v) such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect, when taken in the aggregate, if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to any Information and Projections relating to the Target or its operations or assets, use your commercially reasonable efforts to cause the Target to) promptly supplement the Information and the Projections so that (with respect to Information relating to the Target or its operations or assets, to your knowledge), such representations will be correct in all material respects, when taken in the aggregate, under those circumstances on such date. The Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and the Lead Arrangers do not assume responsibility for the accuracy or completeness of the Information or the Projections.

9.              [Reserved].

10.            As consideration for the commitments of the Commitment Parties hereunder, you agree to pay (or cause to be paid) the fees set forth in (a) the Term Sheet, (b) the Second Amended and Restated Arrangement Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Arrangement Fee Letter”), which amends and restates that certain Amended and Restated Arrangement Fee Letter dated as of June 3, 2024 (the “First A&R Arrangement Fee Letter”), and (c) the Second Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (collectively with the Arrangement Fee Letter, the “Fee Letter”), which amends and restates that certain Amended and Restated Fee Letter dated as of June 3, 2024 (collectively with the First A&R Arrangement Fee Letter, the “First A&R Fee Letter”), on the terms and subject to the conditions set forth therein, if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.

11.            The commitments of the Commitment Parties hereunder are subject only to the conditions set forth in the Conditions Annex (the “Closing Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation) other than the Closing Conditions that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and, upon satisfaction or waiver of such conditions, the initial funding under the Facilities shall occur).

12.            Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Target made by or on behalf of the Target in the Transaction Agreement as are material to the interests of the Lenders (as defined in the Term Sheet) in their capacities as such, but only to the extent that you (or any of your affiliates) have the right (taking into account any applicable cure provisions and without liability to you or your affiliates) to terminate your (or any of your affiliates’) obligations, or decline to consummate the Acquisition under the Transaction Agreement as a result of a breach of such representations and warranties (the “Target Representations”), (ii) subject to this paragraph 12, the terms of the Facilities Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in paragraph 11 hereof are satisfied (or waived by the Commitment Parties), and (iii) to the extent any lien search, insurance certificate, endorsement or Collateral or any security interest therein (other than the pledge and perfection of security interests in the pledged certificated stock of the Borrower and each material subsidiary directly owned by Holdings or any other Guarantor (to the extent (A) required pursuant to paragraph 9 of Exhibit C, (B) in the case of the Borrower, possession of such certificates perfects a security interest therein and (C) in the case of the Target, will only be required to be delivered on the Closing Date to the extent received by you prior to the Closing Date after your use of commercially reasonable efforts to do so) and other assets in which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code to the extent required pursuant to paragraph 9 of Exhibit C) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the provision and/or perfection of such security interests in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be delivered and perfected after the Closing Date (and, in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within ninety (90) days after the Closing Date plus any extensions granted by the Administrative Agent acting at the reasonable discretion of the Required Lenders) pursuant to arrangements to be mutually agreed. Those matters that are not covered by or made clear under the provisions of this Commitment Letter shall be negotiated in good faith and are subject to the reasonable approval and agreement of the Commitment Parties and you; provided, that nothing in the Facilities Documentation shall increase or expand the conditions to initial funding set forth in this paragraph, in paragraph 11 hereof or in Exhibit C hereto and, in all other respects, that such approvals and agreements shall be in a manner that is consistent with the Term Sheet and, with respect to other terms, the Documentation Principles (as defined in Exhibit B). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and the Guarantors in the Facilities Documentation relating to due organization, corporate existence and good standing; organizational power and authority (solely as to the execution, delivery and performance of the Facilities Documentation); the due authorization, execution, delivery and enforceability of the Facilities Documentation; no conflicts of the Facilities Documentation with charter documents; solvency of Holdings and its subsidiaries on a consolidated basis on the Closing Date (after giving effect to the Transactions) (to be determined in a manner consistent with the solvency certificate to be delivered in the form set forth in Annex I attached to Exhibit C); the creation, validity and perfection of security interests in the Collateral to be perfected on the Closing Date (subject to permitted liens (including all Permitted Liens as defined in the Transaction Agreement) and the limitations set forth in the preceding sentences); Federal Reserve margin regulations; the PATRIOT Act (as defined below); use of proceeds of the Facilities on the Closing Date not violating OFAC or FCPA and other applicable anti-corruption and sanctions laws and regulations; and the Investment Company Act. Notwithstanding anything to the contrary contained herein, if any of the Specified Representations is qualified or subject to “material adverse effect,” the definition of “Company Material Adverse Effect” in the Transaction Agreement shall apply for the purposes of any representations and warranties made, or to be made, on or as of the Closing Date. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Transaction Agreement. This paragraph is referred to as the “Certain Funds Provision.”

13.            You agree (a) to indemnify and hold harmless us and our respective affiliates, funds and/or accounts under management by or advised by us or our affiliates and controlling persons and the respective officers, directors, partners, employees, agents, advisors, attorneys, members and representatives (and successors and permitted assigns) of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the First A&R Commitment Letter, that certain Commitment Letter, dated as of the Original Signing Date (the “Original Commitment Letter”), the Fee Letter, the First A&R Fee Letter, that certain Arrangement Fee Letter dated as of the Original Signing Date (the “Original Arrangement Fee Letter”), that certain Fee Letter dated as of the Original Signing Date (collectively with the Original Arrangement Fee Letter, the “Original Fee Letter”), the Transactions, the Facilities or any related transaction contemplated hereby or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by or against you, your equity holders, affiliates or creditors or any other person, and to reimburse each such Indemnified Person within thirty (30) days of the written demand (together with reasonably detailed back-up documentation) for any reasonable out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and if reasonably necessary, one firm of local counsel in each relevant jurisdiction and one firm of special counsel in each relevant specialty (excluding any costs of in-house counsel), in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of one additional firm of counsel, one additional firm of local counsel in each relevant jurisdiction and one additional firm of specialty counsel (as necessary), in each case for all such affected Indemnified Persons) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons (as defined below) (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) arising from a material breach of the obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter, the Original Fee Letter or the Facilities Documentation (as determined by a court of competent jurisdiction in a final and non-appealable decision), (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than in its capacity as a Lead Arranger, Administrative Agent or any other similar role with respect to the Facilities) or (iv) relate to any taxes other than taxes that represent losses, claims, damages, liabilities or expenses arising from any non-tax claim, or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this paragraph 13; and (b) to reimburse each of us on the Closing Date (to the extent an invoice is received as set forth in paragraph 6 of Exhibit C) or, if invoiced after the Closing Date, within thirty (30) days after receipt of such invoice, upon presentation of a summary statement (together with reasonably detailed back-up documentation), for all reasonable and documented out-of-pocket expenses (including, but not limited to, our expenses for due diligence investigation, travel expenses and reasonable fees, disbursements and other charges of counsel to the Administrative Agent and Commitment Parties identified in the Term Sheet and of a single local counsel to the Administrative Agent and Commitment Parties in each relevant jurisdiction and of a single special counsel to the Administrative Agent and Commitment Parties in each relevant specialty (excluding any costs of in-house counsel)), in each case, to the extent reasonably incurred in connection with the Facilities or the preparation or negotiation of this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter, the Original Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. For purposes hereof, a “Related Person” of an Indemnified Person means such Indemnified Person (including, but not limited to, in its capacities as Administrative Agent, Lead Arranger or Initial Lender) and its affiliates and its or their respective partners, trustees, directors, officers, employees, members and controlling persons, and its and their respective agents, advisors, attorneys, and other representatives to the extent acting at the instruction of such Indemnified Person (and successors and permitted assigns of the forgoing). Notwithstanding any other provision of this Commitment Letter, without in any way qualifying your other obligations hereunder (including with respect to indemnity above) or under the Facilities Documentation, neither you nor any of your affiliates nor any Commitment Party or our respective affiliates and controlling persons and the respective officers, directors, employees, agents, members (and successors and permitted assigns) of each of the foregoing (each, a “Protected Person”) shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of you or your controlled affiliates or such Protected Person, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) any indirect, special, punitive or consequential damages in connection with your or its activities related to this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter, the Original Fee Letter, the Facilities Documentation, the Transactions (including the Facilities and the use of the proceeds thereof), or with respect to any activities related to the Facilities; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth herein or under the Facilities Documentation to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Protected Person is entitled to indemnification hereunder. Notwithstanding the foregoing, each Protected Person shall be obligated to refund and return any and all amounts paid by you under this paragraph to such Protected Person for any such fees, expenses or damages to the extent such Protected Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable decision). Notwithstanding anything herein to the contrary, any Protected Person shall always retain the right to participate in the defense of any Proceeding at its own expense. You shall not, without the prior written consent of any Protected Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Protected Person unless such settlement (i) includes an unconditional release of such Protected Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or failure to act by or on behalf of any Protected Person, and (iii) contains customary confidentiality provisions with respect to the terms of such Protected Person may reasonably withhold consent if such settlement does not comply with clauses (i) and (ii) above.

14.            You agree that you will not disclose, directly or indirectly, the Fee Letter, the First A&R Fee Letter, the Original Fee Letter or the contents thereof or this Commitment Letter, the First A&R Commitment Letter, or the Original Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of each Commitment Party (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to you, the Investors, and your and its respective affiliates, officers, directors, employees, partners, members, stockholders, attorneys, accountants and advisors on a confidential and need to know basis, (b) if we consent in writing to such proposed disclosure, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure in violation of any confidentiality obligations owing to us (including those set forth in this paragraph), (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, to the extent permitted by law, you agree to inform us promptly thereof) or (e) to any potential Replacement Lender on a confidential basis; provided, that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target and its officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential basis, (ii) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof in any proxy or other public filing relating to the Acquisition, (iii) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof), and the contents hereof, to potential Lenders, equity investors and their respective agents and to rating agencies in connection with the Facilities (limited, in the case of such ratings agencies, to the Term Sheet), in each case on a confidential basis, (iv) you may disclose the aggregate fees contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum, (v) you may disclose this Commitment Letter and the Fee Letter in connection with the enforcement of your rights hereunder and thereunder, and (vi) to the extent the fee amounts payable pursuant to the Fee Letter have been redacted in a manner reasonably acceptable to the Commitment Parties, you may disclose the Fee Letter and the contents thereof to the Target and its officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential basis. The provisions of this paragraph (other than in respect to the Fee Letter) shall expire on the date that is the earlier of (i) two years from the Original Signing Date and (ii) the date on which the Facilities Documentation become effective.

15.            As you know, each Commitment Party other than PSP (together with its affiliates) may be a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, investment banking, financial advisory, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Target and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and financial instruments. Each Commitment Party or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Target or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof. Although the Commitment Parties and their affiliates in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, the Commitment Parties and their affiliates shall have no obligation to disclose such information, or the fact that the Commitment Parties and their affiliates are in possession of such information, to you or to use such information on your behalf. Each party hereto acknowledges and understands that PSP is not a registered broker-dealer, does not intend to engage in any activities that would require such registration or to register as a broker-dealer and is not regulated by the Financial Industry Regulatory Association (“FINRA”) or other similar laws and regulations, and each party hereto acknowledges and understands that PSP’s participation in the Facilities is solely for its own account and that PSP has made no solicitation or recommendation to purchase securities or other financial instruments.

16.            The Commitment Parties and their respective affiliates are involved in a broad range of transactions and may have economic interests that conflict with those of the Target and you. You agree that each of the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter, the First A&R Commitment Letter, the Original Commitment Letter, the Fee Letter, the First A&R Fee Letter, or the Original Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you or the Target, your or their respective stockholders or your or their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties, on the one hand, and you and the Target, on the other, (ii) in connection therewith and with the process leading to such transactions each of the Commitment Parties is acting solely as a principal and not as agents or fiduciaries of you, the Target, your and their management, stockholders or creditors or any other person, (iii) the Commitment Parties have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties or any of their affiliates has advised or is currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter, and (iv) you have consulted your own legal, tax, accounting, regulatory and financial advisors to the extent you deemed appropriate. Furthermore, without limiting any provision set forth herein, you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice. You acknowledge that PSP may from time to time (a) effect transactions and hold positions in loans, securities or options on loans or securities of you, the Target or your or its respective affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Target or your or their respective subsidiaries may have commercial or other relationships or (b) provide debt financing or equity capital to other companies in respect of which you may have conflicting interests. You also acknowledge that neither PSP nor its affiliates have any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

17.              This Commitment Letter and the commitments hereunder (i) shall not be assignable by any party hereto (other than (1) by you to shell entities established by you in the United States of America or other jurisdictions to be mutually agreed in connection with the Transactions and controlled by the Sponsor, with all obligations and liabilities of you hereunder being assumed by such shell entity upon the effectiveness of such assignment, and upon such assignment (a) you shall have no further obligations hereunder and thereunder and (b) all references to “you” shall be to such shell entity or (2) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date) without the prior written consent of the other parties hereto (such consent, not to be unreasonably withheld, delayed or conditioned) and any attempted assignment without such consent shall be null and void), (ii) is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and (iii) is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of the Commitment Parties hereunder (including, without limitation, the commitments of the Commitment Parties) may be performed and any and all rights of any of the Commitment Parties hereunder may be exercised by or through any such Commitment Party’s affiliates or branches (other than Excluded Parties (as defined below)) and each Commitment Party may assign its commitments hereunder to any of its affiliates, any entity operating in the credit-focused business of Blackstone Inc. (collectively, “Blackstone Representatives”) or any funds, accounts or other investment vehicles managed, advised or sub-advised by such Commitment Parties or their affiliates (collectively, “Managed/Advised Entities”), or any prospective lender; provided, that, subject to paragraph 2 above, any assignments to an affiliate, any Blackstone Representative or any Managed/Advised Entity will not relieve any Commitment Party from any of its obligations hereunder unless and until the foregoing shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter may be made by facsimile transmission, email, or other electronic transmission (e.g., a “.pdf” or “.tif” and including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Paragraph headings in this Commitment Letter are included for convenience of reference only and shall not affect the interpretation of this Commitment Letter. This Commitment Letter (including the exhibits hereto) and the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral (including the First A&R Commitment Letter, Original Commitment Letter, the First A&R Fee Letter, and the Original Fee Letter), among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions, in the form of a “tombstone” or otherwise describing the names of the Borrower and its subsidiaries (or any of them), and the amount, type and closing date of the Transactions, all at the expense of the Commitment Parties; provided that each Commitment Party hereby agrees not to include the name of any other Commitment Party in such advertisements or other materials without the prior consent of such other Commitment Party.

18.            Each of the parties hereto agrees that this Commitment Letter and the Fee Letter each constitutes a legal, valid and binding obligation, enforceable against such parties in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law) with respect to the subject matter herein and therein (including an obligation to negotiate in good faith), it being acknowledged and agreed that the funding of the Facilities is subject only to the Closing Conditions; provided, that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

19.            THIS COMMITMENT LETTER AND THE FEE LETTER AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF, OR BE RELATED IN ANY WAY TO THIS COMMITMENT LETTER OR THE FEE LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” AND WHETHER THERE SHALL HAVE OCCURRED A “COMPANY MATERIAL ADVERSE EFFECT,” (B) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED AS CONTEMPLATED BY THE TRANSACTION AGREEMENT, AND (C) WHETHER THE REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF THE TARGET IN THE TRANSACTION AGREEMENT ARE ACCURATE AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU (OF YOUR AFFILIATES) HAVE THE RIGHT TO TERMINATE YOUR OBLIGATIONS UNDER THE TRANSACTION AGREEMENT (COLLECTIVELY, “THE ACQUISITION RELATED MATTERS”), SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS APPLICABLE TO THE TRANSACTION AGREEMENT (THE “ACQUISITION GOVERNING LAW”).

20.            EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS COMMITMENT LETTER, THE FEE LETTER OR THE PROVISION OF COMMITMENTS HEREUNDER OR THEREUNDER.

21.            Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the other transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the other transactions contemplated hereby in any such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court, and (d) agrees that a final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction such person is or may be subject, by suit upon judgment. Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to you or us, as applicable, at the address set forth above shall be effective service of process against such person for any suit, action or proceeding brought in any such court.

22.            The Commitment Parties and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the commitments which are the subject of this Commitment Letter and shall not publish, disclose or otherwise divulge such information to any person; provided, that nothing herein shall prevent the Commitment Parties or their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties or their respective affiliates, to the extent permitted by applicable law, agree to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory (including self-regulatory) authority having jurisdiction over the Commitment Parties or their respective affiliates (in which case the Commitment Parties or their respective affiliates, to the extent permitted by applicable law, agree to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by any of the Commitment Parties or any of their affiliates or any Related Person of the foregoing in violation of any confidentiality obligations owing to you, the Sponsor, the Target, or any of your or their respective subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ or their respective affiliates’ knowledge subject to confidentiality obligations owing to you, the Sponsor, the Target, or any of your or their respective subsidiaries, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ respective affiliates (provided, however, that no such disclosure shall be made to any such affiliates (other than any “Over the Wall Person” (as defined below) or affiliates of Ares) that are engaged as principals primarily in private equity or venture capital (each, an “Excluded Party”); provided that notwithstanding anything to the contrary herein, neither PSP nor any fund or account operating in the credit-focused business of Blackstone Inc. shall constitute an Excluded Party) and to any Commitment Party’s or its affiliate’s respective officers, directors, controlling persons, partners, managers, equityholders, employees, legal counsel, current or prospective investors, independent auditors, investment committee members, trustees, advisors, professionals and other experts or agents (collectively, “Representatives”), in each case other than an Excluded Party, who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided that the Commitment Parties shall be responsible for the compliance of their respective affiliates and Representatives with the provisions of this paragraph), (g) to potential or prospective Lenders, prospective or existing limited partners, funding sources, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under any Facility (other than to Disqualified Lenders (as defined in the Term Sheet) and Excluded Parties) (provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or derivatives counterparties or prospective derivatives counterparties shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or derivatives counterparty or prospective derivatives counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party) in accordance with customary market standards for dissemination of such type of information, in the event of any electronic access through the Platform or another website or similar electronic system or platform, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such information and acknowledge its confidentiality obligations in respect thereof, in each case on terms reasonably acceptable to you), (h) in consultation with you, to rating agencies in connection with the Facilities (limited, in the case of such rating agencies, to the Term Sheet, provided that no consultation or limitation to the Term Sheet shall be applicable when disclosing to rating agencies in connection with a private or shadow rating), (i) for purposes of establishing a “due diligence defense,” (j) to current and potential providers of leverage to or investors in a Commitment Party on a confidential basis, (k) to the CUSIP Service Bureau, Clearpar, Loanserv or any similar agency necessary for the issuance and monitoring of CUSIP numbers, private placement numbers or any other similar numbers with respect to the Facilities or (l) to the extent you have consented to the proposed disclosure in writing. In addition, each Commitment Party may disclose the existence of the Facilities and information about the Facilities to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Facilities. The Commitment Parties’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Facilities Documentation upon the effectiveness thereof; provided, that in any event, the provisions of this paragraph shall terminate on the second anniversary of the Original Signing Date. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Commitment Parties nor any of their affiliates will furnish any such information to other persons. You also acknowledge that none of the Commitment Parties or any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons. In no event shall any disclosure of information referred to above be made to any Disqualified Lender or Excluded Party. For the purposes of this Commitment Letter, “Over the Wall Person” means, with respect to any person or affiliate of such person, any directors, officers and senior employees of such person or such affiliate who are required, in accordance with industry regulations, or such person’s or such affiliate’s internal policies and procedures to act in a supervisory or managerial capacity and such person’s or such affiliate’s internal legal, compliance, risk management, conflicts clearance and other support personnel and credit and investment committee members.

23.            You shall have the right to terminate this Commitment Letter and the commitments of the Commitment Parties hereunder in full but not (other than as expressly set forth in paragraphs 2 and 5 above) in part, at any time upon written notice to them from you, subject to your surviving obligations as set forth in paragraph 24 of this Commitment Letter and in the Fee Letter; provided, that the termination of any commitment or this Commitment Letter pursuant to this paragraph 23 shall not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to any such termination.

24.            The compensation, reimbursement, indemnification, confidentiality, absence of fiduciary duty, conflicts, waivers, governing law, waiver of jury trial and choice of law and venue provisions contained herein and the alternate transaction fee, confidentiality, provisions contained in the Fee Letter shall remain in full force and effect to the extent set forth therein regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder; provided, that your obligations under this Commitment Letter, other than those relating to indemnification, confidentiality and obligations to supplement or update Information and Projections, shall automatically terminate and be of no further force and effect (or, if applicable, be superseded by the Facilities Documentation) on the Closing Date and you shall automatically be released from all liability hereunder in connection therewith at such time.

25.            We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow such Commitment Party or such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.

26.            This Commitment Letter and the Fee Letter are effective as of the date hereof. This Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate upon, the first to occur of (i) the date that is five (5) business days after the Termination Date (as defined in the Transaction Agreement on the Original Signing Date, including, for the avoidance of doubt, the automatic extension (if any) of the Termination Date described therein, but in any event to be no later than 365 days from the Original Signing Date), (ii) the date that is five (5) business days after the termination of the Transaction Agreement prior to the closing of the Acquisition and (iii) the Closing Date, unless we shall, in our sole discretion, agree in writing (including by email) to an extension; provided, that the termination of any commitment or this Commitment Letter pursuant to this paragraph 26 shall not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter that occurred prior to any such termination.

[Remainder of this page intentionally left blank.]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	/s/ Marisa J. Beeney
Name:	Marisa J. Beeney
Title:	Authorized Signatory

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	/s/ Eric Liaw
Name:	Eric Liaw
Title:	Senior Managing Director and Treasurer

Project Pacific – Signature Page to A&R Commitment Letter

BLUE OWL CREDIT ADVISORS LLC
on behalf of its affiliated advisors and its and their managed funds and accounts

By:	/s/ Jon ten Oever
Name:	Jon ten Oever
Title:	Authorized Signatory

BLUE OWL CAPITAL CORPORATION
By: Blue Owl Credit Advisors LLC, its Investment Advisor

By:	/s/ Jon ten Oever
Name:	Jon ten Oever
Title:	Authorized Signatory

Project Pacific – Signature Page to A&R Commitment Letter

ARES CAPITAL MANAGEMENT LLC, solely in its capacity as manager to certain funds and accounts

By:	/s/ Mark Affolter
Name:	Mark Affolter
Title:	Authorized Signatory

Project Pacific – Signature Page to A&R Commitment Letter

CPPIB CREDIT INVESTMENTS III INC.

By:	/s/ David Colla
Name:	David Colla
Title:	Authorized Signatory

By:	/s/ Paul Shopiro
Name:	Paul Shopiro
Title:	Authorized Signatory

CPPIB CREDIT REVOLVER CANADA INC.

By:	/s/ David Colla
Name:	David Colla
Title:	Authorized Signatory

By:	/s/ Paul Shopiro
Name:	Paul Shopiro
Title:	Authorized Signatory

Project Pacific – Signature Page to A&R Commitment Letter

PSP INVESTMENTS CREDIT USA LLC

By:	/s/ Cara Schoenfeld
Name:	Cara Schoenfeld
Title:	Authorized Signatory

By:	/s/ Nikolay Tsintsadze
Name:	Nikolay Tsintsadze
Title:	Authorized Signatory

Project Pacific – Signature Page to A&R Commitment Letter

DOGWOOD CREDIT, LP

By:	/s/ Kevin W. Bland
Name:	Kevin W. Bland
Title:	Authorized Signatory

Project Pacific – Signature Page to A&R Commitment Letter

Accepted and agreed to as of the date first above written:

spaceship purchaser, inc.

By:	/s/ Peter Flynn
Name:	Peter Flynn
Title:	Chief Executive Officer and President

Project Pacific – Signature Page to A&R Commitment Letter

SCHEDULE I

COMMITMENTS

Initial Lender	Term Facility Commitment	Revolving Facility Commitment	DDTL Facility Commitment
Blackstone Alternative Credit Advisors LP	$899,137,104.58	$97,732,293.96	$117,278,752.76
Blackstone Holdings Finance Co. L.L.C.	$96,806,291.65	$10,522,423.01	$12,626,907.62
Blue Owl Credit Advisors LLC	$479,528,301.89	$52,122,641.51	$62,547,169.81
Ares Capital Management LLC	$479,528,301.89	$52,122,641.51	$62,547,169.81
CPPIB Credit Investments III Inc.	$197,452,830.19	---	$25,754,716.98
CPPIB Credit Revolver Canada Inc.	---	$21,462,264.15	---
PSP Investments Credit USA LLC	$130,188,679.24	$14,150,943.40	$16,981,132.08
Dogwood Credit, LP	$17,358,490.56	$1,886,792.46	$2,264,150.94
Total	$2,300,000,000.00	$250,000,000.00	$300,000,000.00
I-1

EXHIBIT A

Project Pacific
Transaction Description

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit A is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Spaceship Purchaser, Inc., a Delaware corporation (the “Borrower” or “you”), which is a direct or indirect, wholly owned subsidiary of Spaceship Intermediate 2, Inc., a Delaware corporation (“Holdings”), and Spaceship Intermediate 1, LP or another entity newly formed at the direction of Permira Advisers LLC and/or its affiliates and associated funds (collectively with each of their respective affiliates, the “Sponsor”), together with certain rollover investors and other investors (collectively with the Sponsor and other direct or indirect investors in Holdings on the Closing Date, the “Investors”) intend to consummate the Acquisition as described below.

In connection with the foregoing, it is intended that:

(a)                Pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date, by and among you, Merger Sub (as defined below), and the Target (as defined below) (together with all annexes, exhibits, and schedules attached thereto, the “Transaction Agreement”), Holdings will directly or indirectly acquire all of the outstanding equity interests of (the “Acquisition”) Squarespace, Inc., a Delaware corporation (“Pacific” and together with its subsidiaries, the “Target”), pursuant to a merger of Spaceship Group MergerCo., Inc., a Delaware corporation (“Merger Sub”), with and into Pacific, with Pacific as the surviving entity.

(b)               The Investors (together with any rollover equity and any management co-investors), will, directly or indirectly, contribute cash (or rollover equity) to the capital of Holdings (which will be in the form of or in exchange for, as applicable, common equity or other equity that is not disqualified stock or otherwise on terms reasonably acceptable to each Commitment Party) the proceeds of which will be, directly or indirectly, contributed to the Borrower as or in exchange for, as applicable, common equity (or other equity that is not disqualified stock or otherwise on terms reasonably acceptable to each Commitment Party) in an aggregate amount which is sufficient to ensure that, on the Closing Date, the aggregate amount of all such Equity Contributions made on or prior to such date is at least 50.0% of the sum of the amount of, without duplication, (1) the aggregate gross proceeds received from the loans borrowed under the Term Facility and (2) the amount of such cash contribution and the fair market value of the equity rolled over or invested and the fair market value of the equity acquired by the Investors, in each case on the Closing Date (as defined below) (collectively, the “Equity Contribution”); provided, that (i) the Sponsor shall directly or indirectly control equity interests representing at least 45.0% of the voting power of the Borrower, (ii) the Sponsor, together with (x) General Atlantic (SQRS II), L.P. and the funds managed by it and its affiliates and associated funds (collectively, “General Atlantic”) and (y) Accel Leaders 3 L.P., for itself and as nominee for Accel Leaders 3 L.P., Accel Leaders 3 Entrepreneurs L.P. and Accel Leaders 3 Investors (2020) L.P., and Accel Leaders 4 L.P. for itself and as nominee for Accel Leaders 4 L.P., Accel Leaders 4 Entrepreneurs L.P. and Accel Leaders 4 Investors (2022) L.P. and the funds managed by such entities and their affiliates and associated funds (collectively, “Accel” and, together with the Sponsor and General Atlantic, the “Specified Investors”) shall, collectively, directly or indirectly, control equity interests representing at least a majority of the voting power of the Borrower, (iii) the Sponsor shall have the right to appoint directors with voting power which is no less than half of the voting power of the board of directors of the Borrower on the Closing Date and (iv) the Specified Investors shall have the right to appoint an aggregate number of directors which constitute the majority of the voting power of the board of directors of the Borrower, in each case, on the Closing Date, after giving effect to the Transactions.

A-1

(c)                The Borrower will obtain (i) at its option, either (x) a $250.0 million senior secured revolving credit facility (the “Revolving Facility”) or (y) a super-priority senior secured revolving credit facility in an amount not to exceed $250.0 million (the “Super-Priority Revolving Facility”), (ii) a $2,300.0 million senior secured first lien term loan facility (the “Term Facility”), and (iii) a $300.0 million senior secured delayed draw term loan facility (the “DDTL Facility”, and together with the Revolving Facility and the Term Facility, the “Facilities”), in each case on the terms set forth in the Term Sheet.

(d)               Proceeds received by the Borrower under the Facilities, together with the Equity Contribution, will be used to fund, directly or indirectly, in part, (i) the cash consideration under the Transaction Agreement; (ii) the repayment in full and termination or release of all security and liens (if any) related thereto (the “Refinancing”) of all outstanding indebtedness under the Amended and Restated Credit Agreement, dated December 11, 2020, among Pacific, as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as amended, the “Existing Credit Agreement”); (iii) fees and expenses incurred in connection with the foregoing transactions (such fees and expenses, the “Transaction Costs”) and (iv) working capital and general corporate purposes (such working capital funded to the balance sheet of the Borrower on the Closing Date, which shall include at least $75,000,000, the “Closing Date Working Capital Funded Amount”) plus  an amount equal to 25.0% of the restricted stock unit liability as of the Closing Date for the purpose of making payments in respect of restricted stock units (the “RSU Closing Date Funded Amount”).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions.” For purposes of this Commitment Letter, “Closing Date” shall mean the date of the initial funding under the Facilities.

A-2

EXHIBIT B

Project Pacific

$2,300.0 Million Term Facility
$250.0 Million Revolving Facility
$300.0 Million Delayed Draw Term Loan Facility

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit B is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Holdings:	Spaceship Intermediate 2, Inc., a Delaware corporation (“Holdings”), and the direct or indirect parent company of the Borrower. The Borrower may, in its sole discretion, designate one or more of its direct or indirect parent companies as additional guarantors (in which case, any such entity shall be deemed to be Holdings for purposes of the Facilities, such entity “New Holdings”), subject to (i) New Holdings assuming the obligations of Holdings, (ii) the domicile of such New Holdings being acceptable to the Administrative Agent and the Required Lenders, (iii) New Holdings directly or indirectly (but only to the extent that each parent entity of the Borrower that is a subsidiary of New Holdings is or becomes a Guarantor (as defined below)) owning 100% of the equity interests of the Borrower (or such intermediate holdings entity) and (iv) satisfying customary joinder requirements and “know your customer” requirements consistent with the Documentation Principles (as defined below).

Borrower:	Spaceship Purchaser, Inc., a Delaware corporation (the “Borrower”), which is a direct or indirect wholly-owned subsidiary of Holdings. The Borrower may, in its sole discretion, designate one or more of its direct or indirect wholly-owned, domestic subsidiaries as co-borrowers, subject to satisfying customary joinder requirements and “know your customer” requirements consistent with the Documentation Principles.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Lenders:	Blue Owl Capital Corporation will act as sole and exclusive administrative agent and collateral agent (in such capacity, the “Administrative Agent”) in respect of the Facilities for a group of financial institutions identified by the Lead Arrangers with the Borrower’s consent (such consent not to be unreasonably withheld or delayed, but excluding in any case Disqualified Lenders (to be defined in a manner consistent with the Documentation Principles; provided that notwithstanding anything to the contrary herein, neither PSP nor any fund or account operating in the credit-focused business of Blackstone Inc. shall constitute a Disqualified Lender) (the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Blackstone Alternative Credit Advisors LP, Blue Owl Credit Advisors LLC, Ares Capital Management LLC, CPPIB Credit Investments III Inc. and Dogwood (the “Lead Arrangers”).

Facilities:	(A)	A first lien senior secured term loan facility (the “Term Facility”; the loans thereunder, together with first lien term loans issued under any Incremental Term Facilities or Refinancing Term Facilities, the “Term Loans”) in an aggregate principal amount of $2,300.0 million. The Term Facility shall be available to be drawn on the Closing Date in U.S. dollars. Each Lender under Term Facility is a “Term Lender”.

	(B)	A first lien senior secured revolving credit facility (the “Revolving Facility”; the loans thereunder, together with loans issued under any Incremental Revolving Facilities or Refinancing Revolving Facilities, the “Revolving Loans” and each Lender under the Revolving Facility, a “Revolving Lender”) in an aggregate principal amount of $250.0 million. The Revolving Facility shall be available to be drawn from time to time on or after the Closing Date in U.S. dollars and other currencies as agreed to by all the Revolving Lenders, with sublimits to be mutually agreed on any currency other than U.S. dollars; provided, that the availability of the Revolving Facility on the Closing Date shall be subject to the limitation set forth below under the heading “Availability.”

	(C)	A first lien senior secured delayed draw term loan facility (the “DDTL Facility” and together with the Term Facility and the Revolving Facility, the “Facilities”) in an aggregate principal amount of $300.0 million. The loans under the DDTL Facility are referred to as the “Delayed Draw Term Loans” and together with the other Term Loans and the Revolving Loans, are referred to as the “Loans”. For the avoidance of doubt, the Delayed Draw Term Loans shall constitute “Term Loans” under the Facilities Documentation.

Notwithstanding anything to the contrary herein, at any time on or prior to the Closing Date, the Borrower shall have the option to replace 100% of the Revolving Facility with a super-priority revolving facility in an amount not to exceed $250.0 million (the “Super-Priority Revolving Facility”). The terms and conditions applicable to the Super-Priority Revolving Facility shall be the same (other than with respect to payment priority) as the Revolving Facility or shall be reasonably acceptable to the Commitment Parties.

Letters of Credit:	An amount to be agreed but no less than $20.0 million (the “Letter of Credit Sublimit”) shall be available for the issuance of Letters of Credit by the Initial Lenders that are able to act as Issuing Lenders and/or other financial institutions reasonably acceptable to the Borrower and the Administrative Agent who agree to issue Letters of Credit, on a bilateral or a fronted basis (each an “Issuing Lender”); provided, that BCA shall only be required to issue $5.0 million of standby letters of credit in U.S. dollars and may issue letters of credit through one or more designated third parties; provided, further, that none of Blackstone, Ares, PSP, CPPIB, Dogwood, nor any of their respective affiliates, or funds, accounts or clients managed or advised by any of them, shall be required to act as an Issuing Lender. Maturities for Letters of Credit will not exceed twelve (12) months, and, in any event, shall not extend beyond the third (3rd) business day prior to the maturity of the Revolving Facility (unless the Required Revolving Lenders have approved such expiry date or such Letter of Credit has been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender); provided, that unless otherwise agreed, no Issuing Lender shall be required to issue any Letters of Credit in excess of its pro rata share of the Letter of Credit Sublimit; provided, however, that any standby Letter of Credit may be extendible for successive periods of up to twelve (12) months or such later date as may be acceptable to the Issuing Lender (which in no event shall extend beyond the third (3rd) business day prior to the maturity of the Revolving Facility (unless the Required Revolving Lenders have approved such expiry date or such Letter of Credit has been cash collateralized or otherwise backstopped in a manner satisfactory to the applicable Issuing Lender). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall acquire an irrevocable and unconditional pro rata participation in all Letters of Credit outstanding.

The Lenders under the Revolving Facility shall be irrevocably obligated to fund their pro rata participations in any drawn Letter of Credit which is not timely reimbursed to the applicable Issuing Lender.

Letters of Credit will be available in U.S. dollars and any other currency that is approved by each Issuing Lender and Revolving Lender.

Incremental Facilities:

The Facilities Documentation will permit the Loan Parties, from time to time, on one or more occasions, to (A) add one or more incremental term loan facilities and/or increase the Term Facility or any then existing Incremental Term Facility or Refinancing Term Facility under the Facilities Documentation (each, an “Incremental Term Facility”) and (B) add one or more revolving credit facilities and/or increase commitments under the Revolving Facility or any then existing Incremental Revolving Facility or Refinancing Revolving Facility (any such revolving credit facility or increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities, the “Incremental Facilities”), so long as the Incremental Facilities do not exceed in the aggregate:

(a)         an unlimited amount (this clause (a), the “Incremental Ratio Test”) so long as after giving pro forma effect to the relevant Incremental Facility (and the intended uses thereof and, in the case of any Incremental Revolving Facility then being established, assuming such Incremental Revolving Facility (or any Incremental Term Facility in the form of a delayed draw facility) is fully drawn), (i) if such Incremental Facility is secured by a lien on the assets of the Loan Parties that is pari passu with the lien securing the initial Facilities, the Total Net First Lien Leverage Ratio (as defined below) as of the last day of the most recently ended Test Period (as defined below) does not exceed 7.50:1.00 (the “Maximum Total Net First Lien Leverage Ratio”), (ii) if such Incremental Facility is secured by a lien on the assets of the Loan Parties that is junior to the lien securing the initial Facilities, the Total Net Secured Leverage Ratio (as defined below) as of the last day of the most recently ended Test Period does not exceed 7.50:1.00 (the “Maximum Total Net Secured Leverage Ratio”) and (iii) if such Incremental Facility is unsecured, the Total Net Leverage Ratio (as defined below) as of the last day of the most recently ended Test Period does not exceed 8.00:1.00 (the “Maximum Total Net Leverage Ratio”); plus

       (b)       in the case of an Incremental Facility that serves to effectively extend the maturity or effect the repricing of any class under the Term Facility, the Revolving Facility, any Incremental Facilities, any Refinancing Facilities, any other facilities under the Facilities Documentation, any Incremental Equivalent Indebtedness (as defined below), any Ratio Debt (as defined below) or any Incurred Acquisition Debt (as defined below) (collectively, “Specified Indebtedness”), an amount equal to the portion of the relevant Indebtedness that will be replaced by such Incremental Facility plus any related fees, costs and expenses, including original issue discount and upfront fees and prepayment penalties and premium (collectively, the “Incremental Extension Amount”); provided, that if such Indebtedness is secured by a lien on the Collateral that is junior to the lien securing the initial Facilities or is unsecured (or secured by a lien on assets not constituting Collateral), such Incremental Facility shall be secured by a lien on the Collateral that is junior to the lien securing the initial Facilities or unsecured (or secured by a lien on assets not constituting Collateral), as applicable; plus

(c)         an amount equal to the aggregate principal amount of all voluntary prepayments and debt buybacks (which shall include, for the avoidance of doubt, any voluntary redemption, open market purchase and consummated offer to purchase including pursuant to any “yank-a-bank” provision) of any class of Specified Indebtedness secured by a lien on the assets of the Loan Parties that is pari passu with the lien securing the initial Facilities, in each case made prior to the date of any such incurrence, with credit given to the cash payment made in respect of such buybacks, and voluntary commitment reductions of any revolving credit facilities made prior to the date of any such incurrence, in each case except to the extent financed with proceeds of long-term indebtedness (other than a revolving facility) (collectively, the “Incremental Prepayment Amount”); plus

(d)         the greater of 100% of Closing Date EBITDA (as defined below) and 100% of Consolidated EBITDA (as defined in Annex III hereto) for the last four fiscal quarters for which financial statements have been delivered or required to have been delivered (“LTM EBITDA”) (such amount, the “Incremental Fixed Amount”, and together with the Incremental Ratio Test, the Incremental Extension Amount and the Incremental Prepayment Amount, collectively, the “Incremental Facilities Cap”);

provided, that:

(i)	subject to the provisions in respect of Limited Condition Transactions, no event of default under the Facilities Documentation has occurred and is continuing or would exist after giving effect thereto; provided, that the absence of any payment or bankruptcy event of default shall also be required on the date of consummation of any such Limited Condition Transaction;

(ii)	subject to the provisions in respect of Limited Condition Transactions, the representations and warranties shall be true and correct in all material respects immediately prior to, and after giving effect thereto (provided that any such representation or warranty that is qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects), as may be waived or modified in scope by the lenders providing the Incremental Facilities;

(iii)	no Lender will be required to participate in any Incremental Facility;

(iv)	the Incremental Facilities will not be borrowed or guaranteed by any person that is not the Borrower or a Guarantor or secured by any asset that is not Collateral (except (1) customary cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender, (2) Liens on property or assets applicable only to periods after the later of (x) the latest maturity date of the Facilities and (y) the satisfaction in full of all outstanding obligations under the Facilities, and (3) any Liens on property or assets to the extent that a Lien on such property or asset is also added for the benefit of the Lenders under the Term Facility for so long as such Liens secure such Incremental Facility (collectively, the “Collateral Exclusions”));

(v)	subject to the Permitted Earlier Maturity Indebtedness Exception (as defined below), any Incremental Term Facility will have a final maturity no earlier than the final maturity of the Term Facility and any Incremental Revolving Facility will have a final maturity no earlier than the final maturity of the Revolving Facility;

(vi)	subject to the Permitted Earlier Maturity Indebtedness Exception, the weighted average life to maturity of any Incremental Term Facility shall not be shorter than the weighted average life of the Term Facility;

(vii)	subject to clauses (v) and (vi) above, the amortization schedule (if any) applicable to any Incremental Term Facility shall be determined by Holdings and the lenders thereunder and no Incremental Revolving Facility shall have amortization or scheduled mandatory commitment reductions (other than at maturity);

(viii)	the interest rate margins applicable to any Incremental Facility will be determined by Holdings and the lenders providing such Incremental Facility; provided, that with respect to any Incremental Term Facility secured by a lien on the Collateral that is pari passu with the lien securing the initial Facilities, the all-in-yield in respect of any such Incremental Term Facility (which all-in-yield, for such purposes only, (x) shall be deemed to include all upfront fees and original issue discount (based on a four-year average life to maturity or, if less, the remaining life to maturity) payable by the Borrower to all Lenders providing such Incremental Term Facility and (y) shall exclude structuring, underwriting, commitment, ticking, amendment, consent, arrangement or similar fees payable generally to all lenders in connection therewith) will not be more than 0.50% higher than the corresponding all-in-yield of the initial Term Facility unless the interest rate margins with respect to the initial Term Facility are increased by an amount equal to the difference between all-in-yield with respect to the applicable Incremental Term Facility and the corresponding all-in-yield on the initial Term Facility, minus 0.50%; provided, further, that if the applicable Incremental Term Facility includes an interest rate floor greater than the interest rate floor under the initial Term Facility, such differential between the interest rate floors shall be equated to the applicable all-in-yield for purposes of determining whether an increase to the all-in-yield under the initial Term Facility shall be required, but only to the extent an increase in the interest rate floor in the initial Term Facility would cause an increase in the interest rate then in effect thereunder solely at the time such Incremental Term Facility is being implemented, and in such case, the interest rate floor or the interest rate margin, as elected by the Borrower in its sole discretion, applicable to the initial Term Facility shall be increased to the extent of such differential between interest rate floors (this clause (viii), the “MFN Provision”); provided, that the MFN Provision shall not be applicable to any Incremental Term Facility that (1) consists of syndicated Rule 144A-style notes or (2) is incurred pursuant to clause (ii) of the Permitted Earlier Maturity Indebtedness Exception;

(ix)	Incremental Facilities may be incurred in U.S. dollars or any other currency reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) and the lenders providing such Incremental Facilities;

(x)	except to the extent permitted by clauses (v) through (ix) above and (xi) below, all terms and documentation with respect to any Incremental Facility (excluding any terms (x) applicable after the final maturity date of the Term Facility or the Revolving Facility, as applicable, or (y) that are also made for the benefit of the Lenders (or, in respect of any financial covenant applicable to any Incremental Revolving Facility, that are made for the benefit of the Revolving Lenders)) shall (I) be substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Incremental Facility than those contained in the Term Facility or the Revolving Facility, as applicable, or (II) be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders);

(xi)	any Incremental Facility may provide for the ability to participate with respect to any voluntary prepayments or any mandatory prepayments, on a pro rata basis (solely for Incremental Facilities that are secured by a lien on the Collateral that is pari passu with the lien securing the initial Facilities) or less than pro rata basis with the applicable Facility (and on a greater than pro rata basis, solely with respect to any such Incremental Facility incurred pursuant to the Permitted Earlier Maturity Indebtedness Exception);

(xii)	the Borrower may appoint any person to arrange such Incremental Facility and provide such arranger any titles with respect to such Incremental Facility as it deems appropriate; provided, that (A) the existing Lenders will be afforded a right of first offer (“ROFO”) to provide the entire principal amount of the Incremental Facility on terms proposed by such existing Lenders and (B) in the event that the Borrower declines to accept such proposals, or the existing Lenders decline to commit to provide the requested amount of such Incremental Facility, the Borrower may seek one or more additional Lenders for purposes of participating in the Incremental Facility (with allocations among such additional Lenders to be determined by such additional Lenders and the Borrower); provided, further, that (1) the Borrower may not accept any proposals from such additional Lenders if the terms and conditions with respect to the Incremental Facility to be provided by such additional Lenders are the same or are more favorable to such Additional Lenders than the terms and conditions of the Incremental Facility that was subject to the ROFO and (2) the existing Lenders shall not be afforded any further right of first offer upon exercise of the ROFO pursuant to clause (B) above (the “Incremental ROFO”);

(xiii)	the aggregate principal amount of all Incremental Revolving Facilities, to the extent provided on a super priority basis permitted under the Facilities Documentation, will not exceed $25.0 million;

(xiv)	the Administrative Agent shall not be required to execute, accept or acknowledge any incremental joinder documentation, except that the agent-related provisions shall be reasonably acceptable to the Administrative Agent; provided, that the Administrative Agent shall receive prior written notice of such incremental joinder documentation; and

(xv)	no Incremental Facility shall be permitted to be incurred prior to the DDTL Commitment Termination Date (as defined below).

“Permitted Earlier Maturity Indebtedness Exception” shall mean, with respect to any Incremental Term Facility, any Refinancing Term Facility and/or any Refinancing Notes (as defined below), Indebtedness which may have a maturity date that is earlier than, and a weighted average life to maturity that is shorter than, the latest maturity date and the weighted average life to maturity of any Term Loans outstanding at the time such debt is incurred, consisting of (i) any indebtedness up to the amount set forth on Annex II hereto of such indebtedness in the aggregate or (ii) customary “bridge” facilities, escrow or other similar arrangements that automatically convert into or are exchanged for permanent financing that does not provide for an earlier final maturity date than the final maturity of the Term Facility or shorter weighted average life to maturity than the weighted average life of the Term Facility.

Any portion of any Incremental Facility and any Incremental Equivalent Indebtedness incurred under the Incremental Fixed Amount, the Incremental Prepayment Amount and the Incremental Extension Amount shall be automatically reclassified as incurred under the Incremental Ratio Test if the Incremental Ratio Test is satisfied at any time after the incurrence thereof on a pro forma basis. The Borrower may select utilization under one or more of the Incremental Fixed Amount, the Incremental Prepayment Amount, the Incremental Extension Amount and the Incremental Ratio Test in its sole discretion.

If loans or commitments are intended to be incurred under the Incremental Ratio Test, on the one hand, and the Incremental Fixed Amount, the Incremental Prepayment Amount and/or the Incremental Extension Amount, on the other hand, in a single transaction or series of substantially concurrent, related transactions, (x) incurrence of the portion of such loans or commitments to be incurred under the Incremental Ratio Test shall first be calculated without giving effect to any loans or commitments to be incurred under the Incremental Fixed Amount, the Incremental Prepayment Amount and/or the Incremental Extension Amount, but giving full pro forma effect to the use of proceeds of all such loans and commitments and related transactions, and (y) thereafter, incurrence of the portion of such loans or commitments to be incurred under the Incremental Fixed Amount, the Incremental Prepayment Amount and/or the Incremental Extension Amount shall be calculated.

Any Incremental Facility secured by the Collateral on a junior basis or any Incremental Equivalent Indebtedness, Ratio Debt or Incurred Acquisition Debt secured by the Collateral shall be subject to an Acceptable Intercreditor Agreement (as defined below).

For purposes of testing any ratios in the Incremental Ratio Test: (a) in incurring any delayed draw commitments or revolving credit commitments as Incremental Facilities, the Borrower shall test any applicable incurrence level assuming the delayed draw commitments or revolving credit commitments are fully drawn at the time of establishment thereof, in which case, any subsequent utilization of such delayed draw commitments or revolving credit commitments shall not require compliance with any incremental incurrence test; provided, that unfunded commitments under and delayed draw commitments shall be disregarded under the relevant voting provisions; and (b) the cash proceeds of any Incremental Facility shall be excluded from “net” indebtedness in determining whether such Incremental Facility can be incurred (but the use of proceeds thereof and all other permitted pro forma adjustments shall be included).

“Acceptable Intercreditor Agreement” will be defined as (a) for indebtedness secured by a lien on the Collateral that is pari passu with the lien securing the initial Facilities, a pari passu intercreditor agreement containing the terms set forth in an exhibit to be attached to the Facilities Documentation (with any modifications which are reasonably acceptable to the Borrower and the Administrative Agent (acting at the direction of the Required Lenders)), (b) for indebtedness secured by a lien on the Collateral that is junior to the lien securing the initial Facilities, a junior lien intercreditor agreement containing the terms set forth in an exhibit to be attached to the Facilities Documentation (with any modifications which are reasonably acceptable to the Borrower and the Administrative Agent (acting at the direction of the Required Lenders)), and (c) if requested by the Borrower, another pari passu or junior lien, as applicable, intercreditor agreement reasonably satisfactory to the Borrower and the Administrative Agent (acting at the direction of the Required Lenders); provided, that any Acceptable Intercreditor Agreement shall be limited to terms governing the sharing of liens and the relative rights and obligations of the secured parties regarding Collateral and the proceeds thereof and, other than a customary DIP cap to be agreed, shall not restrict or limit any indebtedness, liens or the terms and conditions thereof (including any amendments and refinancings).

Limited Condition Transactions:	For purposes of determining compliance with or satisfaction of any applicable conditions and requirements under any provision of the Facilities Documentation (including, without limitation, (i) calculation of the Total Net First Lien Leverage Ratio, the Total Net Secured Leverage Ratio or the Total Net Leverage Ratio, (ii) compliance with representations and warranties and the absence of any defaults or events of default or (iii) testing availability under baskets set forth in the Facilities Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with (1) any permitted acquisition or investment in any assets, business or person, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third party financing, (2) repayment or redemption of, or offer to purchase, any indebtedness, or (3) any restricted payment effected to consummate the transactions described in clauses (1) and (2) above (any such transaction, a “Limited Condition Transaction”), at the option of Holdings (such election, an “LCT Election”), the date of determination of whether any such action, condition or requirement is permitted, complied with or satisfied shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into, or in connection with an acquisition to which the United Kingdom City Code on Takeover and Mergers (or any comparable law, rule or regulation in any other jurisdiction) applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer in respect of the a target of an acquisition (or equivalent notice under such comparable law, rule or regulation in such other jurisdiction) or, if applicable, delivery of notice, declaration of dividend or similar event (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recently completed four fiscal quarter period for which financial statements have been delivered (or were required to have been delivered) and ended on or prior to the LCT Test Date, Holdings and its restricted subsidiaries could have taken such action on the LCT Test Date in compliance with such conditions and requirements, all such conditions and requirements shall be deemed to have been complied with. In connection with Limited Condition Transaction, the Facilities Documentation will require the absence of any default or event of default on the LCT Test Date and only require the absence of any payment or bankruptcy event of default on the date of consummation of any such Limited Condition Transaction.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice, declaration filing or similar document for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith had been consummated.

Refinancing Facilities:

The Facilities Documentation will permit the Borrower and Guarantors (together “Loan Parties”, each individually a “Loan Party”) to (a) refinance Term Loans from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) under the Facilities Documentation, with the consent of the Borrower, the Administrative Agent (acting at the direction of the Required Lenders) and the institutions providing the applicable Refinancing Term Facility, it being understood and agreed that any Refinancing Term Facility shall be secured by the Collateral on a pari passu basis with the Term Facility, (b) refinance loans and commitments under the Revolving Facility from time to time, in whole or part, with one or more new revolving facilities (each, a “Refinancing Revolving Facility” and, together with each Refinancing Term Facility, the “Refinancing Facilities”) under the Facilities Documentation, with the consent of the Borrower, the Administrative Agent (acting at the direction of the Required Lenders) and the institutions providing the applicable Refinancing Revolving Facility, it being understood and agreed that any Refinancing Revolving Facility shall be secured by the Collateral on a pari passu basis with the Term Facility, and (c) refinance Term Loans from time to time, in whole or part, with one or more additional series of secured or unsecured notes or loans, it being understood and agreed that any such secured notes or loans may be secured by the Collateral on a pari passu basis with the Term Facility; provided, that all such secured notes or loans referred to in this clause (c) shall be subject to an Acceptable Intercreditor Agreement (any such notes or loans, “Refinancing Notes”; and the Refinancing Notes together with the Refinancing Facilities, “Refinancing Debt”); provided, that (i) other than the Permitted Earlier Maturity Indebtedness Exception, no Refinancing Debt shall mature prior to the latest maturity date under the Term Facility or the Revolving Facility, as applicable, or, other than in the case of a Refinancing Revolving Facility, have a shorter weighted average life than the Term Loans, (ii) there shall be no borrower or guarantor in respect of any Refinancing Debt that is not a Loan Party, and the borrower or issuer with respect to any Refinancing Debt must be the Borrower, (iii) if secured, such Refinancing Debt shall not be secured by any assets that do not constitute Collateral (except the Collateral Exclusions), (iv) all of the proceeds of such Refinancing Debt shall be promptly applied to permanently repay in whole or in part the Term Facility or the Revolving Facility, as applicable (and, in the case of the Revolving Facility, to permanently reduce the commitments thereunder), and shall not be in an aggregate principal amount greater than the principal amount of the Term Facility or the Revolving Facility, as applicable, being refinanced plus any fees, premium and accrued interest associated therewith, and costs and expenses related thereto, (v) any Refinancing Facility may provide for the ability to participate with respect to any voluntary prepayments or any mandatory prepayments on a pro rata or less than pro rata basis with the Facilities, and (vi) the covenants and events of default of such Refinancing Debt (excluding pricing and optional prepayment or redemption terms and covenants (x) applicable only to periods after the latest maturity date under the Term Facility or the maturity date under the Revolving Facility, as applicable, or (y) that are also made for the benefit of the Term Lenders or the Revolving Lenders, as applicable) shall (x) be reasonably satisfactory to the Administrative Agent (acting at the direction of the Required Lenders) or (y) be substantially identical to, or no more favorable (taken as a whole) to the lenders providing such Refinancing Debt than those contained in the Term Facility or the Revolving Facility, as applicable, being refinanced.

Affiliated Lenders may provide any portion of a Refinancing Term Facility; provided, that the terms relating to the holding of loans under any Refinancing Term Facility by an Affiliated Lender shall be no less restrictive to such Affiliated Lender than as provided below under the section titled “Assignments and Participations.”

Purpose:	(A)	The proceeds of borrowings under the Term Facility will be used by the Borrower on the Closing Date as set forth in Exhibit A to the Commitment Letter.

	(B)	Proceeds of borrowings under the Revolving Facility will be used by the Borrower and its subsidiaries for working capital, capital expenditures and the Transactions and for other general corporate purposes (including permitted acquisitions and other transactions permitted under the Facilities Documentation); provided, that the amount of the Revolving Facility available to be utilized on the Closing Date shall be subject to the limitation set forth below under the heading “Availability.”

(C)	Proceeds of borrowings under the DDTL Facility will be used by the Borrower and its subsidiaries for (i) permitted acquisitions and other permitted investments, (ii) restricted stock payments (including the Cash Award Payments), (iii) payment of earnout obligations, (iv) permitted employee share repurchases, and (v) repayment of borrowings under the Revolving Facility within the previous ninety (90) days used to make any payments described in the foregoing clauses (i), (ii), (iii) and (iv).

Availability:	(A)	The Term Facility will be available in U.S. dollars in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be re-borrowed.

	(B)	The Revolving Facility will be available (i) on the Closing Date in an amount (other than any amounts drawn pursuant to clause (c) below) not to exceed $50.0 million (a) to repay outstanding indebtedness under any revolving or working capital facility of the Target, (b) to be used for working capital and other general corporate purposes (including the financing of permitted acquisitions and other permitted investments), (c) to replace, backstop or cash collateralize existing letters of credit, and (d) to pay fees and expenses related to the Transactions, and (ii) at any time after the Closing Date and prior to the final maturity of the Revolving Facility, in minimum principal amounts consistent with the Documentation Principles. Amounts repaid under the Revolving Facility may be re-borrowed.

	(C)	The DDTL Facility will be available after the Closing Date until the date that is thirty-six (36) months after the Closing Date (the “DDTL Commitment Expiration Date”), it being agreed that (i) all unused commitments in respect of the DDTL Facility shall automatically terminate on the DDTL Commitment Expiration Date (the earlier of the DDTL Commitment Expiration Date and the borrowing of loans in the full amount of the commitments in respect of the DDTL Facility, the “DDTL Commitment Termination Date”), (ii) there will be no limit on the number of borrowings under the DDTL Facility but subject to minimum draw amounts to be agreed, and (iii) to the extent outstanding commitments under the DDTL Facility exceed $100.0 million on the second anniversary of the Closing Date, the outstanding commitments under the DDTL Facility shall automatically be reduced to $100.0 million on such date. Amounts borrowed under the DDTL Facility that are repaid or prepaid may not be re-borrowed.

Prior Notice of Borrowings:	Other than with respect to borrowings under the DDTL Facility, Term SOFR Rate loans shall be made available to the Borrower upon three (3) business days’ advance notice and ABR loans shall be made available to the Borrower upon one (1) business day’s advance notice. Borrowings under the DDTL Facility shall be made available to the Borrower upon six (6) business days’ advance notice. All borrowings on the Closing Date shall require three (3) business days’ advance notice. Borrowings of loans in non-U.S. dollar currencies shall be subject to requirements to be agreed. “Term SOFR Rate” and “ABR” are defined in Annex I hereto.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	At any time after the occurrence and during the continuance of a payment or bankruptcy event of default, all overdue principal will bear interest at the applicable interest rate plus 2.00% per annum, and all other overdue amounts, including overdue interest, will bear interest at the interest rate applicable to ABR loans under the Revolving Facility plus 2.00% per annum.

Final Maturity and Amortization:

(A)          Term Facility

The initial Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments, commencing with the second full fiscal quarter ending after the Closing Date, in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Facility with the balance payable on the seventh anniversary of the Closing Date; provided, that the amortization of any Incremental Term Facility may be adjusted in the form of an increase to the amortization of such Incremental Term Facility as may be necessary to cause such Incremental Term Facility to be treated as the same class as, and to permit “fungibility” with, the initial Term Facility.

(B)           Revolving Facility

The Revolving Facility will mature, and lending commitments will terminate, on the date that is seven years after the Closing Date.

(C)           DDTL Facility

The DDTL Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments, commencing with the later of (i) the second full fiscal quarter ending after the Closing Date and (ii) the first fiscal quarter after the funding of such Delayed Draw Term Loans, in aggregate annual amounts equal to 1.00% of the original principal amount of all outstanding Delayed Draw Term Loans, with the balance payable on the seventh anniversary of the Closing Date; provided, that the amortization of any Delayed Draw Term Loans may be adjusted in the form of an increase to the amortization of Delayed Draw Term Loans as may be necessary to cause such Delayed Draw Term Loans to be treated as the same class as, and to permit “fungibility” with, the initial Term Facility.

The Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding loans and commitments, as applicable (a “Permitted Modification”), upon the request of the Borrower and without the consent of any other Lender, with such extensions not subject to no default having occurred and be continuing, financial tests, “most favored nation” pricing or minimum extension conditions, and otherwise on terms consistent with the Documentation Principles.

Guarantees:

Subject to the limitations set forth below in this section and the Certain Funds Provision, all obligations of the Borrower under (i) the Facilities (the “Borrower Obligations”) and (ii) at the election of Holdings, interest rate protection, commodity trading or hedging, currency exchange or other non-speculative hedging or swap arrangements or cash management arrangements entered into with the Administrative Agent, any Lender or any affiliate of the Administrative Agent or a Lender, in each case, either on the Closing Date or at the time of entering into such arrangements, any other person whose long term senior unsecured debt rating is A/A2 by S&P or Moody’s (or their equivalent) or higher, or any other person designated by the Borrower that agrees to indemnify the Administrative Agent as per the Facilities Documentation (the “Hedging / Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the Guarantors.

“Guarantors” shall mean (i) Holdings, (ii) the Target, (iii) Tock, LLC, if wholly-owned by the Target on the Closing Date after giving effect to the Transactions, and (iv) any other restricted subsidiary organized in the United States that is not otherwise an Excluded Subsidiary or Immaterial Subsidiary.

Notwithstanding the foregoing, in connection with a Qualified Public Offering, Holdings may be released as a Guarantor and shall no longer be subject to any of the covenants set forth in the Facilities Documentation, in which case reference in the Facilities Documentation to Holdings (other than the passive holding company covenant, which shall no longer apply) will be deemed to refer to the Borrower.

“Qualified Public Offering” shall mean any transaction or series of transactions (including as a result of a merger with a SPAC) that results in any common equity interests of Holdings or any direct or indirect parent of Holdings (including an Up-C Entity) or any subsidiary that Holdings will distribute to its direct or indirect parent (including an Up-C Entity) being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in Canada, the United Kingdom or any country of the European Union.

“Up-C Entity” shall mean a Person that owns, directly or indirectly, Equity Interests in Holdings and has control of Holdings, formed for the purpose of facilitating a public offering of indirect Equity Interests in Holdings via a public offering of the Equity Interests of such Person.

“Excluded Subsidiaries” shall be defined to include (a) non-wholly owned subsidiaries of Holdings if either (1) such entity is no longer a subsidiary of Holdings or (2)(x) Holdings has adequate investment capacity to have made an investment in such entity equal to the fair market value at such time of the investment that Holdings and its restricted subsidiaries hold in such entity, (y) the disposition or other transaction resulting in such entity becoming an Excluded Subsidiary was otherwise permitted under the Facilities Documentation, and (z) such disposition or transaction was made for a bona fide business purpose and not to evade the guarantee requirements under the Facilities Documentation, (b) unrestricted subsidiaries, (c) captive insurance companies, (d) not-for-profit subsidiaries, (e) special purpose entities, (f) other subsidiaries, in each case, to the extent the provision of a guarantee is otherwise prohibited by a contractual provision existing on the Closing Date (or, if later, on the date such person became a subsidiary, if not entered into in contemplation thereof) and any subsidiary a guarantee from which would result in material adverse tax consequences that are not de minimis as reasonably determined by Holdings, (g) any direct or indirect subsidiary of Holdings that is (i) a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code of 1986, as amended (“the Code”), but only if (x) a “United States person” (within the meaning of Section 957(c) of the Code) that is a subsidiary of Holdings is, with respect to such subsidiary, a “United States shareholder” (within the meaning of Section 951(b) of the Code), and (y) such United States shareholder would be required to include in its gross income any amounts described in Section 951(a) or Section 951A(a) of the Code with respect to such controlled foreign corporation (a “US Shareholder Owned CFC”), (ii) a subsidiary with no material assets other than direct or indirect equity interests (or equity interests and indebtedness) in one or more foreign subsidiaries of Holdings that are US Shareholder Owned CFCs (a “CFC Holdco”), and (iii) any domestic subsidiary of a foreign subsidiary of Holdings that is a US Shareholder Owned CFC, (h) any subsidiary not organized, formed or incorporated in the United States, (i) [reserved], and (j) any other subsidiary reasonably agreed by the Borrower and the Administrative Agent (acting at the direction of the Required Lenders); provided, that the Borrower, in its sole discretion, may cause any restricted subsidiary that qualifies as an Excluded Subsidiary to become a guarantor.

“Immaterial Subsidiary” shall mean each restricted subsidiary of Holdings (other than the Borrower) that, as of the most recently ended Test Period, contributed less than 5.0% of third party revenues for the applicable Test Period and had assets with a net book value of less than 5.0% of total assets as of such date, in each case calculated on a pro forma basis; provided, that if the aggregate amount of third party revenues or the aggregate amount of total assets of all Immaterial Subsidiaries as of the most recently ended fiscal year is more than 10.0% (the “10% Test”) of the aggregate amount of third party revenues or the aggregate amount of total assets, respectively, of Holdings and its restricted subsidiaries (excluding for purposes of the 10% Test all subsidiaries that are Excluded Subsidiaries), the Borrower shall designate additional restricted subsidiaries (other than Excluded Subsidiaries) as guarantors to satisfy the 10% Test in accordance with the Documentation Principles.

The Borrower may designate any subsidiary of Holdings as an “unrestricted subsidiary” (subject only to no default or event of default then existing or resulting therefrom and the resulting investment being in compliance with the Facilities Documentation); provided that no subsidiary that owns or has an exclusive license (other than exclusive licenses existing as of the Closing Date granted to foreign subsidiaries of Holdings) to any material intellectual property (which for the avoidance of doubt, shall include any artificial intelligence-related intellectual property, products or other items) may be a non-Loan Party or designated as an “unrestricted subsidiary,” no Loan Party holding material intellectual property may become a non-Loan Party, and no material intellectual property may be transferred or contributed to, or exclusively licensed by (other than exclusive licenses existing as of the Closing Date granted to foreign subsidiaries of Holdings), any non-Loan Party. With respect to any subsidiary designated as an “unrestricted subsidiary”, the Borrower may re-designate any such unrestricted subsidiary as a restricted subsidiary, subject only to no event of default then existing or resulting therefrom and the resulting debt and liens being in compliance with the Facilities Documentation. Unrestricted subsidiaries will not be subject to the representations and warranties, covenants, events of default or other provisions of the Facilities Documentation, and the results of operations, assets, liabilities and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating Consolidated EBITDA or any financial ratio or covenant contained in the Facilities Documentation, except to the extent of distributions received therefrom. The designation of any restricted subsidiary as an unrestricted subsidiary shall constitute an investment therein at the date of designation in an amount equal to the fair market value thereof. The designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any indebtedness or liens of such subsidiary existing at such time.

Security:

Subject to the limitations set forth below in this section and the Certain Funds Provision, the Borrower Obligations, the Guarantees and any Hedging / Cash Management Arrangements will be secured by first priority liens on and security interests in substantially all of the personal property of the Loan Parties consisting of accounts, cash or cash equivalents, goods (including inventory and equipment), documents, instruments, investment property, chattel paper, letters of credit, letter-of-credit rights, commercial tort claims and general intangibles (including intellectual property), as each such term is defined under Article 9 of the UCC (collectively, but excluding the Excluded Assets (as defined below), the “Collateral”).

Notwithstanding anything to the contrary set forth above, the Loan Parties will not be required, nor will the Administrative Agent be authorized, (a) to perfect security interests in the Collateral located in the United States of America other than by (i) “all asset” filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant state(s) of organization or formation of such Loan Party; (ii) filings in (A) the United States Patent and Trademark Office with respect to any material U.S. registered patents and trademarks and (B) the United States Copyright Office of the Library of Congress with respect to material copyright registrations, in the case of each of (A) and (B), constituting Collateral; and (iii) delivery to the Administrative Agent (or a bailee or other agent of the Administrative Agent) to be held in its possession of all Collateral consisting of (A) certificates representing pledged equity, and (B) promissory notes and other instruments constituting Collateral, in each case, in the manner provided in the Facilities Documentation; provided, promissory notes and instruments having an aggregate principal amount less than $25.0 million need not be delivered to the Administrative Agent; provided, further, that no other perfection by “control” will be required; (b) to enter into any control agreement, lockbox or similar arrangement with respect to any deposit account, securities account, commodities account or other bank account, or otherwise take or perfect a security interest with control (other than control by possession of pledged equity and pledged debt as required by clause (a) above); (c) to take any action in any foreign jurisdiction to create any security interest in assets located or titled outside of the United States (including any intellectual property registered in any foreign jurisdiction) or perfect any security interest in such assets or enter into any security agreements or pledge agreements governed by the laws of any foreign jurisdiction; or (d) to take any action with respect to perfecting a Lien with respect to letters of credit, letter of credit rights, commercial tort claims with a value of less than $25.0 million, chattel paper or assets (including vehicles) subject to a certificate of title or similar statute (in each case, other than, with respect to the Loan Parties, the filing of customary “all asset” UCC-1 financing statements) or to deliver landlord lien waivers, estoppels, bailee letters or collateral access letters (this sentence, the “Prohibited Perfection Actions”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) (x) any fee owned real property with a fair market value of less than $20.0 million, (y) any fee owned real property that is not located in the United States and (z) all leasehold real property, (ii) any property where the grant of a security interest therein is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract binding on such property at the time of its acquisition and not entered into in contemplation thereof, or requires government or third party consents pursuant to applicable law that have not been obtained, in each case, after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction, (iii) any voting equity interests in a US Shareholder Owned CFC or in a CFC Holdco in excess of sixty-five percent (65%) of the voting equity interests in such a US Shareholder Owned CFC or in a CFC Holdco, (iv) any assets to the extent a security interest therein would result in material adverse tax consequences that are not de minimis as reasonably determined by Holdings, (v) margin stock, (vi) any property where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by Holdings in consultation with the Administrative Agent (who shall inform the Required Lenders), (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction, (viii) any lease, license, contract, third party arrangement or other agreement or any property subject to a purchase money security interest, finance lease obligation or similar arrangement permitted by the Facilities Documentation to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, finance lease or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings or any of the Restricted Subsidiaries) or otherwise amend any rights, benefits and/or obligations or require the taking of any action that would be materially adverse to the Borrower or any Guarantor, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable U.S. federal law, (x) any assets of Excluded Subsidiaries or Immaterial Subsidiaries, (xi) any property acquired after the Closing Date that is secured by pre-existing secured indebtedness permitted under the Facilities Documentation not incurred in anticipation of the acquisition by the Borrower or the applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured indebtedness after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction, (xii) equity interests in Excluded Subsidiaries, Immaterial Subsidiaries, unrestricted subsidiaries, captive insurance companies, joint ventures, non-wholly owned subsidiaries and special purpose entities, (xiii) (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts, (D) fiduciary or trust accounts, (E) accounts utilized solely to hold amounts on deposit of any party other than the Borrower, a Guarantor or any restricted subsidiary thereof, and (F) cash collateral accounts securing credit card facilities, merchant accounts and letter of credit facilities, and, in the case of clauses (A) through (E), the funds or other property held in or maintained in any such account, (xiv) receivables assets securing obligations in respect of, or otherwise transferred in connection with, a permitted receivables financing, and (xv) other exceptions to be mutually agreed upon or that are consistent with the Documentation Principles. The foregoing described in clauses (i) through (xv) are, collectively, the “Excluded Assets.”

In each applicable instance in this “Security” section, materiality shall be determined in a manner consistent with the Documentation Principles or as otherwise mutually agreed.

Until an event of default shall have occurred and be continuing and the Administrative Agent shall have provided one business day’s prior written notice to the Borrower, each grantor shall retain and exercise voting rights with respect to any shares pledged by it and the person whose shares have been pledged will be permitted to pay any dividends thereon to the extent otherwise permitted. No less than one business day’s notice shall be given prior to the exercise of remedies with respect to the Collateral after an event of default has occurred and is continuing. The Borrower will be required to give the Administrative Agent notice within the later of (i) thirty (30) calendar days of such event or (ii) ten (10) calendar days after the date that the next compliance certificate in respect of any financial statements is required to be delivered (or such later date as the Administrative Agent (acting at the direction of the Required Lenders in their reasonable discretion) may agree) of certain changes to the name, identity, jurisdiction or type of organization or location (within the meaning of the Uniform Commercial Code) of a Loan Party. The Facilities Documentation will provide that “fair market value” will be determined by Holdings in good faith (and if supported by an opinion of a reputable valuation or investment banking firm or resolution of the board of directors of the Borrower shall be conclusive).

Liens on assets that are transferred to a person that is not (and is not required to be) a Loan Party, liens on Excluded Assets and liens on any assets held by an Excluded Subsidiary or an Immaterial Subsidiary (or any person that becomes an Excluded Subsidiary or an Immaterial Subsidiary in a transaction permitted by the Facilities Documentation) shall be automatically released.

Upon the sale of any equity interests in Tock, LLC to any person that is not (and is not required to be) a Loan Party, Tock, LLC shall be automatically released as a Guarantor and any liens on the property and assets of Tock, LLC shall be automatically released.

Subject to receipt of an officer’s certificate of the Borrower, the Administrative Agent shall execute such acknowledgements and releases as the Borrower may request in connection with any such release, and the Administrative Agent shall be entitled to (and shall) rely exclusively on an officer’s certificate of the Borrower when executing any such acknowledgement or release.

With respect to the Collateral, all pledges and security interests shall be created and perfected on terms and pursuant to documentation consistent with the Documentation Principles.

Mandatory Prepayments:

Revolving Facility: None, subject to customary prepayment requirements if borrowings under the Revolving Facility exceed the commitments thereunder.

Term Facility and DDTL Facility: The Term Loans shall be prepaid with:

(a)       commencing with the first full fiscal year of the Borrower after the Closing Date, 50% of Excess Cash Flow, with a reduction to 25% and 0% based upon achievement of Total Net First Lien Leverage Ratios equal to 7.25:100 and 6.75:1.00, respectively; provided, that in any fiscal year, at the Borrower’s option, the following shall be deducted from the Excess Cash Flow payment on a dollar for dollar basis for the amount actually paid in cash, in each case except to the extent funded with long-term indebtedness (other than a revolving facility) (the following, the “Dollar For Dollar ECF Deductions”): (1) voluntary prepayments, redemptions or repurchases of loans under the Term Facility, any Incremental Term Facility, any other indebtedness secured by the Collateral on a pari passu basis with the Term Facility, loans under the Revolving Facility or any Incremental Revolving Facility (collectively, “Applicable Indebtedness”), in each case, secured by the Collateral on a pari passu basis with the Term Facility and only to the extent commitments thereunder are permanently reduced by the amount of such prepayments (including prepayments or repurchases at a discount to par, with credit given for par value of the indebtedness subject to such prepayment or repurchase), other than prepayments or payments funded with the proceeds of incurrences of long term indebtedness (other than a revolving facility), (2) taxes (including distributions to any parent holding company in respect of taxes), (3) [reserved], (4) capital expenditures, intellectual property development and software development costs, and capitalized software expenditures, (5) investments (including investments in joint ventures, but excluding intercompany investments and investments in cash and cash equivalents), and without duplication restricted payments with respect to investments, and permitted acquisitions, and (6) the amount set forth on Annex II hereto, in each case, at the option of Holdings, made prior to the date of such Excess Cash Flow prepayment or prior to the date on which such Excess Cash Flow prepayment is otherwise required, or solely with respect to the items set forth in clauses (4) and (5) above, such item is certified by a financial officer of the Borrower to be reasonably expected to be paid in respect of planned items to be made during the immediately succeeding twelve (12) months following such certification, but without duplication of any amount deducted in any period (provided, that amounts deducted and not actually spent shall be prepaid in the period during which the expenditure was committed or planned to occur); provided, that for purposes of determining the applicable Excess Cash Flow percentage above, the Total Net First Lien Leverage Ratio will be calculated to give pro forma effect to all such prepayments, investments and expenditures that are made after the end of the applicable fiscal year but prior to the making of such Excess Cash Flow prepayment;

(b)       100% of the net after-tax cash proceeds received from the incurrence of indebtedness by the Borrower or any of its restricted subsidiaries (other than indebtedness permitted under the Facilities Documentation (other than permitted Refinancing Facilities));

(c)       100% of the net after-tax cash proceeds of all non-ordinary course asset sales or other dispositions by Holdings or any of its restricted subsidiaries (including insurance and condemnation proceeds) pursuant to the General Asset Sale Basket in excess of the amount set forth on Annex II hereto per transaction (or series of related transactions), subject to the right of the Borrower and its restricted subsidiaries to reinvest such proceeds if such proceeds are reinvested (or committed to be reinvested) in assets useful to the Borrower’ and its restricted subsidiaries’ business, including permitted acquisitions and investments or utilized to prepay indebtedness of restricted subsidiaries secured by the Collateral on a pari passu basis, within eighteen (18) months and, if so committed to be reinvested, reinvested within six (6) months after such initial 18-month period, and other exceptions consistent with the Documentation Principles; provided that, notwithstanding the foregoing, any disposition of Tock, LLC or any of its assets shall be applied in accordance with clause (d) below; and

(d)       100% of the net after-tax cash proceeds in excess of $100,000,000 received by Holdings or any of its restricted subsidiaries from the sale of Tock, LLC pursuant to the Tock Asset Sale Basket (as defined below).

Notwithstanding the foregoing, all mandatory prepayments from Excess Cash Flow and asset sales (including insurance and condemnation proceeds) will be limited to the extent resulting in adverse tax consequences that are not de minimis and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), each as reasonably determined by Holdings.

With respect to the Term Facility, mandatory prepayments will be applied to the remaining amortization payments under the Term Facility in direct order of maturity or as otherwise directed by the Borrower; provided that (i) outstanding indebtedness incurred utilizing the Permitted Earlier Maturity Indebtedness Exception that is secured by the Collateral on a pari passu basis may be repaid prior to the repayment of the Term Loans and (ii) other outstanding indebtedness that is secured by the Collateral on a pari passu basis with the Term Facility may be repaid on a pro rata basis in respect of mandatory prepayments set forth above.

Unless Holdings otherwise elects, any Lender may elect not to accept any mandatory prepayment pursuant to clauses (a) and (c) above (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and its restricted subsidiaries (which the Borrower and its restricted subsidiaries may use for any purposes permitted under the Facilities Documentation) (such retained amounts, “Declined Proceeds”).

On or before the last day of each accrual period (as such term is defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the Closing Date, the Borrower shall pay to the Lenders an amount sufficient, but not in excess of the amount necessary, to ensure that none of the Term Loans will be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of commitments and voluntary prepayments of any series, class or facility, as selected by Holdings in its sole discretion, of loans under the Facilities Documentation will be permitted at any time (subject to notice requirements consistent with the Documentation Principles), in minimum principal amounts consistent with the Documentation Principles, without premium or penalty (except as set forth in the next paragraph), subject to reimbursement of the Lenders’ redeployment costs actually incurred in the case of a prepayment of Term SOFR Rate borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied as directed by the Borrower (or, in the case of no direction, in direct order of maturity).

The Borrower shall be required to pay a premium of (x) 2.00% of the principal amount of the Term Loans in connection with (1) any voluntary prepayment (including any mandatory assignment as a result of utilizing the yank-a-bank provisions), (2) any mandatory prepayment under paragraph (b) under the heading “Mandatory Prepayments” above or any other refinancing of such Term Loans (whether or not with the proceeds of indebtedness permitted under the Facilities Documentation) and (3) an acceleration of the Term Loans (each, a “Prepayment Event”), in each case, occurring on or prior to the one year anniversary of the Closing Date and (y) 1.00% of the principal amount of the Term Loans in connection with any Prepayment Event occurring after the one year anniversary of the Closing Date and on or prior to the two year anniversary of the Closing Date.

Notwithstanding the foregoing, the call premium specified above (A) shall be reduced by 50% if such prepayment is made in connection with (i) a Change of Control or (ii) a Qualified Public Offering and (B) shall not apply to the first $200,000,000 of principal in respect of the Term Loans prepaid on or prior to the first anniversary of the Closing Date to the extent such prepayment is made using (1) the net after-tax cash proceeds received by Holdings or any of its restricted subsidiaries from the sale of Tock, LLC, (2) internally generated cash, or (3) the cash proceeds of new public or private equity issuances of any parent of the Borrower and contributed to the Borrower as qualified equity or of the Borrower (other than disqualified stock or any Specified Equity Contribution).

Documentation and Defined Terms:	Definitive documentation for the Facilities (the “Facilities Documentation”) will be prepared by Latham & Watkins LLP, as counsel to the Borrower, and (a) will be based on and no less favorable to the Borrower than the “Project Magnesium” credit agreement provided to the Lead Arrangers prior to the date of the Original Commitment Letter (as amended through and including the second amendment thereto, the “Precedent Documentation”), with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods no less favorable to the Borrower and its restricted subsidiaries than the Precedent Documentation (it being understood that negative covenant exceptions and thresholds (other than thresholds regarding perfection steps) that are subject to a monetary cap shall also include a “grower” component based on a percentage of pro forma LTM EBITDA of the Borrower that corresponds to the applicable initial monetary cap, (b) will cure any mistakes or defects in the Precedent Documentation, (c) will have terms no less favorable to the Borrower than the Target’s existing credit facilities (except to the extent set forth herein), (d) will reflect the terms set forth in this Term Sheet (it being understood that no provision specifically referenced in this Term Sheet will be subject to (i) the absence of any outstanding default or event of default unless specified herein or (ii) additional requirements not set forth in this Term Sheet) and the Fee Letter, and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Precedent Documentation and giving effect to the Certain Funds Provision, the definitive terms of which will be negotiated in good faith, giving due regard to differences in the business of the Borrower and its subsidiaries and reflecting the operational and strategic requirements and limitations of Borrower and its subsidiaries in light of their size and capitalization, geographic location, line of business, the Sponsor Model delivered to Blackstone Credit, BCA and Ares on May 6, 2024 (the “Model”), the Quality of Earnings Report delivered to Blackstone Credit, BCA and Ares on May 10, 2024 (the “QofE Report”), the proposed business plan, the disclosure schedules in the Transaction Agreement and the industries, businesses and business practices in which the Borrower and its subsidiaries are engaged, and (e) automatic acceleration following a bankruptcy or insolvency event of default shall only be applicable in the case of the bankruptcy or insolvency of entities incorporated or formed in the United States. To the extent any target company does not have financial statements for the applicable Test Period, the pro forma calculations shall be made based on the financial statements actually available with appropriate adjustments or such other financial information as determined by Holdings in a commercially reasonable manner. The Facilities Documentation will (I) except as provided herein and except to the extent the same would contravene any provision hereof, include the Administrative Agent’s customary agency provisions and certain mechanical provisions (consistent with and reflective of the Administrative Agent’s customary requirements and practices), (II) contain only those payments, conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in or contemplated by this Term Sheet, (III) take into account any changes in law or accounting standards, (IV) be modified as necessary to reflect the corporate structure of Holdings and its subsidiaries, (V) provide that if Holdings shall so elect, any obligation of a person under a lease that is not (or would not be) required to be classified and accounted for as a capitalized lease (or otherwise be treated similarly) on a balance sheet of such person under GAAP, as in effect as of December 31, 2017, shall not be treated as a capitalized lease as a result of the adoption of changes in, or in the application of, GAAP and shall continue to be treated as an operating lease (and shall not constitute indebtedness for purposes of the Facilities Documentation), (VI) provide that the delivery by the Borrower of a third party valuation report from a nationally recognized accounting, appraisal, investment banking or consulting firm or another firm reasonably acceptable to the Administrative Agent (acting at the direction of the Required Lenders) shall be conclusive with respect to the value of the assets covered thereby, (VII) not include any rounding up of Term SOFR Rate, Base Rate or any other benchmark rates, and (VIII) will include erroneous payment language substantially similar to the language recommended by the LSTA and any Lender that fails to return any payment that was deemed to be made erroneously by the Administrative Agent as provided in that language will be deemed to be a Defaulting Lender (collectively, the “Documentation Principles”).

Provisions “to be agreed” and the term “customary” will be interpreted in light of the Documentation Principles.

As used herein, “Closing Date EBITDA” shall mean an amount determined in accordance with the definition of Consolidated EBITDA as set forth on Annex III hereto, but shall be no less than $320.0 million.

Representations and Warranties:	Limited to the following: organizational status; power and authority; execution and delivery of the Facilities Documentation; enforceability of the Facilities Documentation; no violation of, or conflict with, law, charter documents or material agreements and no creation of liens; litigation; no default; margin regulations; governmental and regulatory approvals; no consents; compliance with laws; Investment Company Act; PATRIOT Act, OFAC, FCPA and other applicable anti-corruption and sanctions laws and regulations (subject to local law requirements) and anti-terrorism, anti-money laundering and anti-corruption laws; beneficial ownership certification; accuracy of disclosure as of the Closing Date; financial statements and projections; no Material Adverse Effect (after the Closing Date); subsidiaries on the Closing Date; taxes; ERISA compliance; labor matters; intellectual property; creation, validity, perfection and priority of security interests; environmental laws; properties; solvency of Holdings and its subsidiaries, taken as a whole, on the Closing Date upon consummation of the Transactions; and treatment as senior indebtedness under all subordinated indebtedness, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for knowledge and materiality consistent with the Documentation Principles. The foregoing representations and warranties shall apply to Holdings and its restricted subsidiaries and (except with respect to organizational existence of the Borrower and the Guarantors, power and authority of the Borrower and the Guarantors, due authorization, execution and delivery of the Facilities Documentation, enforceability of the Facilities Documentation, no conflicts of the Facilities Documentation with organizational documents, financial statements and projections, no default, margin regulations, Investment Company Act, PATRIOT Act, OFAC, FCPA and other applicable sanctions and anti-terrorism, anti-money laundering and anti-corruption laws, beneficial ownership certification, accuracy of disclosure as of the Closing Date, subsidiaries, the creation, validity and perfection and priority of security interests, solvency of Holdings and its subsidiaries, taken as a whole, on the Closing Date, and treatment as senior indebtedness under all subordinated indebtedness) shall be subject to exceptions that could not reasonably be expected to have a Material Adverse Effect. Subject to the Certain Funds Provisions, all representations and warranties will be made on the Closing Date.

“Material Adverse Effect” shall mean, on the Closing Date, a “Company Material Adverse Effect” (as defined in the Transaction Agreement) and, thereafter, a material adverse effect on (i) the business, assets, operations or financial condition of the Borrower and its restricted subsidiaries, taken as a whole, (ii) the ability of the Borrower and the Guarantors (taken as a whole) to perform their payment obligations under the Facilities Documentation; or (iii) the rights and remedies available to, or conferred upon, the Administrative Agent, any Lender or any other secured party under the Facilities Documentation.

Conditions Precedent to Initial Borrowing:	The initial borrowing under the Facilities on the Closing Date will be subject solely to the applicable conditions set forth in Exhibit C, subject to the Certain Funds Provision.

Conditions Precedent to All Subsequent Borrowings:

Except as otherwise provided herein (including in respect of Limited Condition Transactions), each extension of credit after the Closing Date will be conditioned upon: delivery of notice, accuracy of representations and warranties in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representations and warranties shall be accurate in all respects), and absence of defaults.

Solely with respect to any borrowing under the DDTL Facility (and subject to the Limited Condition Transactions), the pro forma Total Net First Lien Leverage Ratio shall not exceed 7.50:1.00 (or, if the borrowing under the DDTL Facility shall be used to fund permitted employee share repurchases, the pro forma Total Net First Lien Leverage Ratio shall not exceed 6.50:1.00).

Affirmative Covenants:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries (including the Borrower) and, in the case of the reporting covenant and the passive holding company covenant, Holdings): delivery of annual and quarterly financial statements (together with customary management’s discussion and analysis within five (5) business days in substantially the same form provided to the Sponsor) (a) within one hundred eighty (180) days of fiscal year end for the first fiscal year ending after the Closing Date and within one hundred twenty (120) days of fiscal year end for the fiscal years ending thereafter and (b) within sixty (60) days of fiscal quarter end for the first three such deliveries after the Closing Date and within forty-five (45) days of quarter end for each fiscal quarter ending thereafter (including the fourth quarter of any fiscal year), compliance certificates (within five business days of the delivery of the applicable financial statements) (accompanied, in the case of annual financial statements, by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit (other than with respect to, or resulting from, (i) an upcoming maturity date under any indebtedness, (ii) any potential inability to satisfy any financial covenant on a future date or for a future period, or (iii) the activities, operations, financial results, assets, or liabilities solely of and affecting any unrestricted subsidiary, it being understood that the inclusion of an exception or explanatory note will not result in an audit being qualified); prior to a Qualified Public Offering, annual forecasts (delivered concurrently with the financial statements for the fourth fiscal quarter of any fiscal year as set forth above); delivery of notices of defaults or events of default and material events; delivery of other information (including reasonably requested by the Administrative Agent or the Required Lenders); inspections (including books and records) upon reasonable prior notice; maintenance of organizational existence, rights, privileges and franchises; maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance (which may include customary self-insurance) (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); maintenance of books and records; payment of material taxes; compliance with laws (including environmental laws and ERISA); compliance with the PATRIOT Act, FCPA, OFAC, sanctions laws, anti-money laundering laws or other anti-terrorism laws; provision of information reasonably required under the Beneficial Ownership Regulation following reasonable written request therefor; additional guarantors and collateral and further assurances on guarantee and collateral matters; and use of proceeds; annual lender calls (at times reasonably acceptable to the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) following delivery of the annual financial statements); changes in lines of business; changes in fiscal year (which will permit a one-time change of the fiscal year end, subject to customary mechanisms to properly align financial statement delivery requirements, financial covenant levels, and financial definitions); limitation on Holdings incurring material liabilities, owning material assets or conducting material business other than as a passive holding company; subject, in the case of each of the foregoing covenants, to exceptions and qualifications consistent with the Documentation Principles.

Required Interest Rate Protection:	None.

Negative Covenants:	Incurrence-based covenants limited to the following (to be applicable to Holdings and its restricted subsidiaries): indebtedness; liens; fundamental changes; restrictions on subsidiary distributions; negative pledge clauses; asset sales; affiliate transactions; and restricted payments (i.e., dividends, distributions and redemptions of the Borrower’ capital stock, prepayments of unsecured indebtedness, junior secured indebtedness and indebtedness subordinated in right of payment (“Junior Debt”) and restricted investments), in each case subject to the exceptions set forth in the “Certain Specified Exceptions” section below and other exceptions, qualifications and, as appropriate, baskets consistent with the Documentation Principles.

Certain Specified Exceptions:	The Facilities Documentation will contain exceptions to the negative covenants consistent with the Documentation Principles and including, without limitation:

	●	Asset sales exceptions to include (i) an unlimited amount, subject to, for dispositions of assets in excess of the amount set forth on Annex II hereto per transaction (or series of related transactions) or in the aggregate per fiscal year, (w) a 75% minimum cash consideration requirement (on a cumulative basis with all such asset sales) (the “General Asset Sale Basket”) with exceptions consistent with the Documentation Principles (including designation of up to the amount set forth on Annex II hereto of total non-cash consideration and assumed liabilities treated as cash), (x) receiving fair market value (as determined by Holdings in good faith), (y) a requirement that the net cash proceeds thereof be applied to the extent set forth in the section entitled “Mandatory Prepayments” above and (z) no event of default having occurred and continuing or that would result therefrom at the time of signing the definitive documentation therefor and (ii) an unlimited amount for dispositions of assets among Holdings and the restricted subsidiaries; provided, that the aggregate amount of dispositions made by Loan Parties to non-Loan Parties shall be permitted up to then available Non-Loan Party Investment Cap (and any such utilization shall reduce availability under such cap).

	●	Transfers of receivables assets in connection a permitted receivables financing to be permitted.

	●	Sale / leasebacks to be permitted subject to the Sale / Leasebacks Cap, set forth in Annex II.

	●	Unlimited sales of assets acquired with the proceeds of equity contributions after the Closing Date or assets contributed to Holdings after the Closing Date.

●	Unlimited dispositions of all equity interests in Tock, LLC and all property and assets of Tock, LLC to be permitted (the “Tock Asset Sale Basket”).

●	Restricted payment exceptions to include (i) a post-Qualified Public Offering carve-out for the payment of restricted payments up to the greater of 7% per annum of the net proceeds thereof and 7% per annum of the market capitalization of Holdings or its direct or indirect parent, (ii) subject to the absence of an event of default, a general basket not to exceed the amount set forth on Annex II hereto, (iii) payment of management fees to the Sponsor subject to a cap to be agreed, (iv) for any taxable period for which Holdings or any of its subsidiaries is a member, or is disregarded for income tax purposes as separate from a member, of a consolidated, combined, unitary or similar income tax group of which a direct or indirect parent of Holdings is the common parent, payments to any direct or indirect parent of Holdings to enable such common parent to pay its income tax liability attributable to the income of Holdings and its subsidiaries in an amount not to exceed the tax liability that Holdings and such subsidiaries would have been required to pay if they had been a stand-alone taxpayer or tax group and (b) franchise and similar taxes, and other fees or expenses, required to maintain a parent entity’s corporate existence, (v) repurchases of management equity in an amount not to exceed the amount set forth on Annex II hereto per fiscal year, with unused amounts carried over to the immediately two succeeding years, plus other customary additions to this basket consistent with the Documentation Principles, (vi) excluded contributions previously made and not used (i.e., cash or cash equivalents constituting proceeds of the issuance of or contributions on qualified capital stock of the Borrower to the extent not increasing the Available Amount Basket (as defined below)), (vii) payments to any parent entity to (a) pay operating, overhead, legal, accounting and other professional fees and expenses, (b) pay fees related to any investment or offering of securities of any parent entity, whether or not successful, and (c) pay salary, bonus and other benefits on behalf of officers and employees of any parent entity, in each case to the extent related to the parent entity’s ownership of the Borrower and its subsidiaries, (viii) to the extent constituting a restricted payment, the consummation of the Transactions (including the payment of working capital and/or purchase price adjustments and Transaction Costs and the making of any other payment contemplated by the Transaction Agreement, including repayment to co-investors) and the making of appraisal payments to dissenting shareholders in connection with the Transactions or any other acquisitions, (ix) cash payments made from time to time in satisfaction of stock options and restricted stock units held by employees of Holdings and its subsidiaries that were converted into and substituted into cash rewards immediately prior to the Closing in accordance with the terms of, and subject to the price specified in, the Transaction Agreement (such payments, the “Cash Award Payments”); provided, that (other than such Cash Award Payments made with (i) RSU Closing Date Funded Amount and (ii) balance sheet cash in excess of an amount equal to the sum of the RSU Closing Date Funded Amount plus the Closing Date Working Capital Funded Amount) immediately after giving effect to the making of such restricted payment on a pro forma basis, (A) no payment or bankruptcy event of default has occurred and is continuing and (B) the Total Net Leverage Ratio (calculated on a pro forma basis) does not exceed (I) prior to the third anniversary of the Closing Date, 7.50:1.00 and (II) thereafter, 7.00:1.00, (x) restricted payments in an amount not to exceed $100,000,000 from the net cash proceeds received, whether prior to, on or following the Closing Date, from the sale of Tock, LLC, (xi) any other restricted payments in an aggregate amount not to exceed the Restricted Stock Payment Amount (less any amounts thereof applied to make Cash Award Payments), and (xii) subject to the absence of an event of default, unlimited restricted payments if the Total Net Leverage Ratio (calculated on a pro forma basis) does not exceed 6.00:1.00. Notwithstanding anything to the contrary herein, in no event shall the Facilities Documentation include any exception permitting restricted payments based on a fixed charge coverage ratio test.

“Restricted Stock Payment Amount” means the amount, if any, contributed to the capital of Holdings and its restricted subsidiaries in cash from time to time after the Closing Date for the purpose of making Cash Award Payments and not otherwise applied.

●	Restricted payments (including restricted investments and prepayments of Junior Debt) to be permitted based on a building basket (the “Available Amount Basket”) equal to the sum of (i) the amount set forth on Annex II hereto (provided that neither the Closing Date Working Capital Funded Amount nor the RSU Closing Date Funded Amount shall be applied under this clause (i)), plus (ii) the cumulative amount of 50% of Consolidated Net Income (as defined in Annex III hereto) (provided, that the amount under this clause (ii) shall not be less than $0), plus (iii) 100% of Declined Proceeds, plus (iv) the cash proceeds of new public or private equity issuances of any parent of the Borrower and contributed to the Borrower as qualified equity or of the Borrower (other than disqualified stock or any Specified Equity Contribution) actually received in the form of qualified equity after the Closing Date, plus (v) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock or any Specified Equity Contribution) and the fair market value of any in-kind contributions, in each case made after the Closing Date, plus (vi) the net proceeds received by the Borrower from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (vii) to the extent not (x) included in Consolidated Net Income or (y) treated as a return increasing the capacity to make investments other than in reliance on the Available Amount Basket, returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments in, or otherwise received from an unrestricted subsidiary or any Person other than a Subsidiary in which the Borrower or any restricted subsidiary owns any equity interest (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary but limited to the value of the original investment; provided, that the Available Amount Basket shall not be increased with any proceeds or returns from the sale of Tock, LLC), plus (viii) to the extent not (x) included in Consolidated Net Income or (y) treated as a return increasing the capacity to make investments other than in reliance on the Available Amount Basket, the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into Holdings or any of its restricted subsidiaries (in an amount equal to the fair market value (as determined in good faith by Holdings) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation but limited to the value of the original investment), minus any amount of restricted payments, prepayments of Junior Debt and Investments, in each case, made in reliance on the Available Amount Basket; provided that any use of the Available Amount Basket shall be subject to the absence of a payment or bankruptcy event of default; provided, further, that any use of clause (ii) of the Available Amount Basket shall be subject to (x) for restricted payments and prepayments of Junior Debt, compliance with a Total Net Leverage Ratio (calculated on a pro forma basis) equal to 7.00:1.00 and (y) for investments, compliance with a Total Net Leverage Ratio (calculated on a pro forma basis) equal to 7.50:1.00.

●	Permitted investment exceptions to include (i) unlimited investments among Holdings and the restricted subsidiaries; provided that the aggregate amount of investments made by Loan Parties in non-Loan Parties shall not exceed the amount set forth in Annex II hereto (the “Non-Loan Party Investment Cap”); (ii) unlimited “Permitted Acquisitions” (as defined in the Precedent Documentation); provided that the aggregate amount of consideration paid by Loan Parties in connection with Permitted Acquisition of subsidiaries that do not become Guarantors and assets that do not constitute Collateral, shall not exceed the amount set forth in Annex II hereto (the “Permitted Acquisition Non-Loan Party Investment Cap”); (iii) loans and advances to officers, directors, employees and consultants in an outstanding amount not to exceed the amount set forth on Annex II hereto (provided that non-cash loans in connection with such person’s purchase of equity interests of Holdings (or its direct or indirect parent) shall not be capped), (iv) a general basket in an outstanding amount not to exceed the amount set forth on Annex II hereto, (v) a basket for investments in similar businesses in an outstanding amount not to exceed the amount set forth on Annex II hereto, (vi) a basket for investments in unrestricted subsidiaries in an outstanding amount not to exceed the Unrestricted Subsidiary Investment Sublimit, (vii) a basket for investments in joint ventures in an outstanding amount not to exceed the amount set forth on Annex II hereto, (viii) investments existing on the Closing Date (with amounts in excess of $25.0 million required to be scheduled), (ix) investments in a special purpose entity in connection with any permitted receivables financing, (x) unsubordinated intercompany current liabilities owed to unrestricted subsidiaries or joint ventures incurred in the ordinary course of business for a bona fide business purpose in connection with the cash management operations of the Borrower and its subsidiaries, and (xi) subject to the absence of a payment or bankruptcy event of default, unlimited investments if the Total Net Leverage Ratio (calculated on a pro forma basis) does not exceed 7.25:1.00. Notwithstanding anything herein to the contrary, it is understood and agreed that no investments shall be made in, no deemed investment shall be made in upon designation of, and no dispositions or other transfers shall be made to, any unrestricted subsidiaries or their respective subsidiaries (I) in excess of the Unrestricted Subsidiary Investment Sublimit and (II) other than pursuant to the basket in clause (vi) above, and there shall be no reclassification, redetermination or reallocation of Investments permitted in reliance on such basket.

●	Prepayments of Junior Debt (excluding, for the avoidance of doubt, regularly scheduled principal payments, interest payments and payments of fees, expenses and indemnification obligations) with exceptions to include (i) subject to the absence of a payment or bankruptcy event of default, a general basket not to exceed the amount set forth on Annex II hereto, (ii) subject to the absence of a payment or bankruptcy event of default, cashless exchanges of Junior Debt for indebtedness meeting permitted refinancing indebtedness conditions, and (iii) subject to the absence of a payment or bankruptcy event of default, unlimited prepayments of Junior Debt if the Total Net Leverage Ratio (calculated on a pro forma basis) does not exceed 6.25:1.00.

●	Permitted liens exceptions to include (i) liens in respect of indebtedness incurred under the permitted finance lease / purchase money debt / mortgage basket, (ii) liens securing hedging or cash management obligations, (iii) a general lien basket (the “General Liens Basket”) not to exceed the amount set forth on Annex II hereto (which may include liens on the Collateral that are secured on a junior basis to the liens securing the Facilities, subject to an Acceptable Intercreditor Agreement), (iv) liens on assets of non-Guarantor entities so long as such liens secure obligations of non-Guarantor entities that are otherwise permitted and such liens only encumber assets of the non-Guarantor entities, (v) liens on property or shares of stock of a person at the time such person becomes a restricted subsidiary and liens on property at the time such property is acquired, in each case if such liens were not created in connection with or in contemplation of such other person becoming a restricted subsidiary or such property being acquired, (vi) liens in respect of taxes, (vii) liens arising as a result of the re-characterization as a loan and as a lien of any permitted asset sale, including any precautionary financing statement or similar filings in connection therewith, (viii) liens in connection with permitted sale-leaseback transactions, (ix) liens existing on the Closing Date (with amounts in excess of $25.0 million required to be scheduled), and (x) liens on any receivables assets granted in connection with a permitted receivables financing that is permitted under the Facilities Documentation.

●	The negative pledge covenant will not apply in respect of Excluded Assets.

●	Transactions with affiliates exceptions to include (i) payment of expenses, termination fees and customary fees for investment banking services made pursuant to agreements in effect on the Closing Date or approved by a majority of the board of directors (or similar governing body) of Holdings, the Borrower or the applicable Guarantor making such payment, in each case, subject to a cap to be agreed, (ii) transactions among Holdings and its restricted subsidiaries, (iii) transactions not in excess of the amount set forth on Annex II hereto, (iv) tax distributions (as set forth below), (v) transactions approved by a majority of disinterested directors, (vi) transactions for which a fairness opinion is provided by an internationally recognized investment bank or valuation firm, and (vii) transactions on fair and reasonable terms substantially as favorable to Holdings and its subsidiaries as would be obtainable in a comparable arm’s length transaction with a non-affiliate (as reasonably determined by Holdings).

●	The Borrower and its restricted subsidiaries will be permitted to:

●	incur any Refinancing Debt and any Incremental Facilities;

●	incur purchase money debt, mortgage debt and finance lease obligations not exceeding the amount set forth on Annex II hereto;

●	incur any secured or unsecured notes, loans or other indebtedness issued or incurred by the Borrower and/or any restricted subsidiary in lieu of any Incremental Facility in an aggregate outstanding principal amount not to exceed the Incremental Facilities Cap (any such notes, loans or other indebtedness, “Incremental Equivalent Indebtedness”), it being understood that any Incremental Equivalent Indebtedness shall (i) constitute utilization of the Incremental Facilities Cap, (ii) be subject to any applicable maturity and weighted average life provisions applicable to Incremental Facilities, (iii) if secured by a Lien on property of a Loan Party, not be secured by any assets other than the Collateral (other than the Collateral Exclusions) and be subject to an Acceptable Intercreditor Agreement, (iv) if guaranteed by any Loan Party, not be guaranteed by any person other than the Borrower and the Guarantors and (v) be subject to the MFN Provision and the Incremental ROFO; provided, that Incremental Equivalent Indebtedness, Ratio Debt and Incurred Acquisition Debt issued or incurred by restricted subsidiaries that are not Loan Parties shall be capped at an amount set forth on Annex II hereto;

●	incur indebtedness in respect of permitted sale/leaseback transactions in an unlimited amount;

●	incur non-Guarantor indebtedness in an outstanding principal amount not to exceed the amount set forth on Annex II hereto;

●	incur joint venture indebtedness in an outstanding principal amount not to exceed the amount set forth on Annex II hereto;

●	incur foreign subsidiary indebtedness in an outstanding principal amount not to exceed the amount set forth on Annex II hereto;

●	incur (i) backstop or reimbursement obligations or other indebtedness in respect of letters of credit not to exceed the then-available Letter of Credit Sublimit, (ii) any guarantees of Holdings or any subsidiary related thereto, and (iii) any liens related thereto in an amount not to exceed 110% of such obligations; provided, that amounts incurred under this basket shall reduce availability under the Letter of Credit Sublimit on a dollar-for-dollar basis;

●	incur indebtedness under a general basket in an outstanding principal amount not to exceed the amount set forth on Annex II hereto (the “General Debt Basket”);

●	incur indebtedness (“Ratio Debt”) so long as after giving pro forma effect thereto, (i) if such Ratio Debt is secured by a lien on the Collateral that is pari passu with the lien securing the initial Facilities, the Total Net First Lien Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the Maximum Total Net First Lien Leverage Ratio, (ii) if such Ratio Debt is secured by a lien on the Collateral that is junior to the lien securing the initial Facilities, the Total Net Secured Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the Maximum Total Net Secured Leverage Ratio and (iii) if such Ratio Debt is unsecured or secured by assets not constituting Collateral, the Total Net Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the Maximum Total Net Leverage Ratio, it being understood that any Ratio Debt shall (a) be subject to any applicable maturity and weighted average life provisions applicable to Incremental Facilities, (b) if secured by a Lien on property of a Loan Party, not be secured by any assets other than the Collateral (other than the Collateral Exclusions) and be subject to an Acceptable Intercreditor Agreement, (c) if guaranteed by any Loan Party, not be guaranteed by any person other than the Borrower and the Guarantors and (d) be subject to the MFN Provision; provided that Incremental Equivalent Indebtedness, Ratio Debt and Incurred Acquisition Debt issued or incurred by restricted subsidiaries that are not Loan Parties shall be capped at an amount set forth on Annex II hereto;

●	assume indebtedness in connection with an acquisition that is not incurred in contemplation thereof in an amount not to exceed the amount set forth on Annex II hereto;

●	incur indebtedness in connection with any permitted acquisition or investment (“Incurred Acquisition Debt”) so long as after giving pro forma effect thereto, (i) if such Incurred Acquisition Debt is secured by a lien on the Collateral that is pari passu with the lien securing the initial Facilities, the Total Net First Lien Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the Maximum Total Net First Lien Leverage Ratio, (ii) if such Incurred Acquisition Debt is secured by a lien on the Collateral that is junior to the lien securing the initial Facilities, the Total Net Secured Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the Maximum Total Net Secured Leverage Ratio and (iii) if such Incurred Acquisition Debt is unsecured or secured by assets not constituting Collateral, the Total Net Leverage Ratio as of the last day of the most recently ended Test Period does not exceed the Maximum Total Net Leverage Ratio, it being understood that any Incurred Acquisition Debt shall (a) be subject to any applicable maturity and weighted average life provisions applicable to Incremental Facilities, (b) if secured by a Lien on property of a Loan Party, not be secured by any assets other than the Collateral (other than the Collateral Exclusions) and be subject to an Acceptable Intercreditor Agreement, (c) if guaranteed by any Loan Party, not be guaranteed by any person other than the Borrower and the Guarantors and (d) be subject to the MFN Provision; provided that Incremental Equivalent Indebtedness, Ratio Debt and Incurred Acquisition Debt issued or incurred by restricted subsidiaries that are not Loan Parties shall be capped at an amount set forth on Annex II hereto;

●	incur unsecured contribution indebtedness in an amount equal to 100% of the net cash proceeds received from the issuance or sale of equity by the Borrower or a capital contribution to the Borrower from stockholders after the Closing Date (provided that such net cash proceeds are excluded from the Available Amount Basket and not otherwise applied) (the “Contribution Debt Basket”);

●	obtain interest rate protection, commodity trading and hedging, currency exchange and other non-speculative hedging and swap arrangements and cash management arrangements in a manner consistent with the Documentation Principles;

●	incur unlimited intercompany indebtedness, subject to the investment covenant and subordination provisions consistent with the Documentation Principles;

●	incur unlimited performance and surety bonds;

●	incur indebtedness under any permitted receivables financing, subject to the Permitted Receivables Indebtedness Cap set forth on Annex II; and

●	permit indebtedness existing on the Closing Date to remain outstanding (with amounts in excess of $25.0 million required to be scheduled).

The Facilities Documentation shall not permit (1) indebtedness to be incurred in reliance on the Available Amount Basket or (2) the issuance of “Designated Preferred Stock” (as defined in the Precedent Documentation).

There shall be no separate negative covenant restricting capital expenditures or earn-outs.

Each covenant shall also (i) permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions within the same covenant, and (ii) permit reliance on one or more available exceptions and baskets at the Borrower’s option, and if such exceptions and baskets in a given covenant include a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based tests in concurrent transactions, any utilization of an incurrence-based basket in such covenant concurrently with a fixed basket in such covenant shall be calculated without giving effect to the concurrent utilization of such fixed amounts.

The Administrative Agent will execute Acceptable Intercreditor Agreements upon request of the Borrower to the extent the applicable debt and liens subject to such intercreditor agreements are permitted to be incurred and to have the priority set forth in such intercreditor agreement under the Facilities Documentation.

With respect to each dollar basket (including general baskets), the Borrower shall be permitted to convert (i) restricted payment capacity under the “General Basket” for Restricted Payments as set forth on Annex II hereto to Junior Debt prepayment capacity and investment capacity and (ii) Junior Debt prepayment capacity under the “General Basket for Prepayment of Junior Debt” as set forth on Annex II hereto to investment capacity.

Financial Covenant:

Term Facility: None.

Revolving Facility: Total Net First Lien Leverage Ratio of 12.50:1.00, with no step-downs (the “Financial Covenant”).

The Financial Covenant will be tested quarterly in respect of each full Test Period pursuant to clause (a) of the definition thereof beginning with the second full Test Period after the Closing Date (the “Commencement Date”) where the total principal amount of all Revolving Loans outstanding under the Revolving Facility exceeds 40.0% of the total commitments under the Revolving Facility as of the last day of the Test Period (the “Testing Condition”).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which equity shall be common equity or, to the extent issued on terms and conditions reasonably satisfactory to the Required Lenders, qualified preferred equity) made to the Borrower after the end of a Test Period for which the Borrower is not in compliance with the Financial Covenant and on or prior to the day that is fifteen (15) business days after the day on which financial statements are required to be delivered for any fiscal quarter will, at the request and election of Holdings, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such Test Period and applicable subsequent periods which include such Test Period (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided, that (a) no Lender shall be required to make any extension of credit during the fifteen (15) business day period referred to above unless the Borrower has received the proceeds of such Specified Equity Contribution, (b) there shall be no more than two quarters in each four consecutive fiscal quarter period and no more than five times during the life of the Facilities, in respect of which a Specified Equity Contribution is made, (c) the amount of any Specified Equity Contribution shall be limited to the amount required to cure any such default, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under the Facilities Documentation other than for determining compliance with the Financial Covenant (and will not be credited as an addition to the Available Amount Basket or other baskets), and (e) there shall be no pro forma reduction in indebtedness with any Specified Equity Contributions for determining compliance with the Financial Covenant for such Test Period, but such reduction shall be given effect in any subsequent period that includes such Test Period provided that such proceeds are actually applied to prepay indebtedness under the Facilities Documentation.

Events of Default:	Limited to the following (to be applicable to Holdings and its restricted subsidiaries): nonpayment of principal, interest or fees (with a grace period of five (5) business days for interest, fees and other amounts (other than principal)); failure to perform negative covenants and, as provided below, the Financial Covenant (and affirmative covenants to provide notice of default or maintain the Borrower’s existence); failure to deliver financial statements and related compliance certificates subject to (x) a thirty (30) day cure period for any delivery required within the first year following the Closing Date (y) a fifteen (15) day cure period at any time thereafter; failure to perform other covenants subject to a thirty (30) day cure period after notice by the Administrative Agent; incorrectness in any material respect of (i) the Specified Representations on the Closing Date and (ii) any other representations and warranties when made or deemed made after the Closing Date (subject to a thirty (30) day grace period after notice from the Administrative Agent); cross event of default (after expiration of any grace periods) and cross acceleration to indebtedness in excess of the Threshold Amount; bankruptcy and insolvency of Holdings, the Borrower and their significant subsidiaries; monetary judgments in excess of the Threshold Amount; ERISA events subject to Material Adverse Effect; actual or asserted (in writing by the Borrower or any Guarantor) invalidity of material guarantees or security documents; loss of liens and/or perfection with respect to a material portion of the Collateral; and Change of Control, in each case subject to materiality, threshold, notice and grace period provisions consistent with the Documentation Principles; provided that, notwithstanding anything to the contrary in the Facilities Documentation, a breach of the Financial Covenant will not constitute an event of default for purposes of the Term Facility or any other facility other than the Revolving Facility, and the Lenders under the Term Facility (or any other facility other than the Revolving Facility) will not be permitted to exercise any remedies with respect to an uncured breach of the Financial Covenant until the date, if any, on which the commitments under the Revolving Facility have been terminated and the Revolving Loans have been accelerated as a result of such breach. The threshold for cross-defaults, and monetary judgments (to the extent not covered by insurance or indemnification rights on terms consistent with the Documentation Principles) will be set at the amount set forth on Annex II hereto (the “Threshold Amount”).

“Change of Control” shall mean, (a) at any time, any “person” or “group,” other than the Permitted Holders, individually or collectively, shall beneficially own voting stock of Holdings representing more than 50% of the aggregate ordinary voting power of Holdings; (provided, that (x) so long as Holdings is a wholly-owned Subsidiary of any Parent Holding Company (and such Parent Holding Company shall have provided “know your customer” information reasonably requested by the Administrative Agent and the Lenders and such Parent Holding Company is not a sanctioned person), no Person or “group” shall be deemed to be or become a beneficial owner of more than 50.0% of the total voting power of the capital stock of Holdings unless such Person or “group” shall be or become a beneficial owner of more than 50.0% of the aggregate ordinary voting power of such Parent Holding Company (other than a Parent Holding Company that is a wholly-owned Subsidiary of another Parent Holding Company) and (y) any voting stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any voting stock of which any such Person or “group” is the beneficial owner), or (b) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding capital stock of the Borrower.

“Permitted Holders” shall mean (a) the Investors, (b) members of the management of Holdings and its subsidiaries (the “Management Shareholders”), (c) [reserved], and (d) any person or “group” (within the meaning of Rules 13(d)(3) (other than sub-section (b) of Rule 13(d)(3)) and 13(d)(5) under the Securities Exchange Act) of which any of the Persons described in clause (a) or (b) above are members, provided, that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a) or (b), collectively, beneficially own voting stock representing 50.0% or more of the total voting power of the voting stock of Holdings (or any Permitted Parent (other than clause (c) of the definition thereof)) then held by such group and (e) any Permitted Parent.

“Parent Holding Company” means any direct or indirect parent entity of Holdings which holds directly or indirectly 100.0% of the Equity Interest of Holdings.

“Permitted Parent” means (a) any direct or indirect parent of Holdings so long as a Permitted Holder pursuant to clause (a), (b), (c), or (d) of the definition thereof holds 50.0% or more of the voting stock of such direct or indirect parent of Holdings and (b) any public company (or wholly owned subsidiary of such public company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b), (c), or (d) of the definition thereof) is deemed to be or become a beneficial owner of voting stock of such public company representing more than 50.0% of the total voting power of the voting stock of such public company.

Voting:	Amendments and waivers of the Facilities Documentation will require the approval of non-Defaulting Lenders (to be defined in a manner consistent with the Documentation Principles) holding more than 50% of the aggregate amount of the loans and commitments under the Facilities held by non-Defaulting Lenders (“Required Lenders”; provided, that (x) if there are two or more Lenders, the Required Lenders shall consist of at least two Lenders (and for purposes of determining Required Lenders, any Lender and its affiliates and approved funds shall be deemed to constitute a single Lender) and (y) so long as (i) Blue Owl holds no less than 15% of the aggregate principal amount of the loans and commitments outstanding at any time of determination, and (ii) Ares holds no less than 15% of the aggregate principal amount of the loans and commitments outstanding at any time of determination, then Required Lenders shall include one such Lender); except that (i) only the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest, premium or fees owing to such Lender (with exclusions consistent with the Documentation Principles that will include changes to default interest and the MFN provisions), (C) extensions of the final maturity or the due date of any interest, premium, amortization or fee payment owing to such Lender, (D) any modification to the pro rata payment and pro rata sharing of payment provisions or modifications to the lender waterfall, (E) releases of all or substantially all the value of the Guarantees or releases of liens on all or substantially all of the Collateral (in each case, other than as permitted under the Facilities Documentation) and (F) the subordination by any Loan Party of (x) any of the liens securing any of the obligations of the Borrower and the other Loan Parties in respect of the Facilities (“Existing Liens”) to the liens securing any other indebtedness or other obligations or (y) any of the obligations of the Borrower and the other Loan Parties in respect of the Facilities in right of payment, contractual, structural or otherwise, to any other indebtedness or other obligations, (ii) the consent of 100% of the Lenders will be required with respect to reductions in the voting thresholds, and (iii) the Facilities Documentation will include customary protections for the Administrative Agent; provided that the Facilities Documentation shall contain customary “amend and extend” provisions and provisions permitting refinancing of the existing Term Loans or the existing Revolving Loans with one or more additional facilities with the consent of only the Required Lenders, each Issuing Lender (to the extent affected) and the participating Lenders. Notwithstanding the foregoing, (i) amendments and waivers of the Financial Covenant (or of any of the definitions included in the Financial Covenant for purposes of the Financial Covenant) or the equity cure provisions will require only the consent of Lenders holding more than 50% of the aggregate commitments and loans under the Revolving Facility and no other consents or approvals shall be required and (ii) amendments and waivers of the Facilities Documentation that affect solely the Lenders under the Term Facility, the Revolving Facility or, with respect to an incremental amendment, any Incremental Facility, including waiver or modification of conditions to extensions of credit under the Term Facility or the Revolving Facility, availability and conditions to funding of any Incremental Facility, pricing and other modifications will require only the consent of Lenders holding more than 50% of the aggregate commitments and/or loans, as applicable, under the Term Facility, the Revolving Facility or such Incremental Facility, as applicable, and in each case, no other consents or approvals shall be required.

The Facilities Documentation will contain provisions consistent with the Documentation Principles permitting the replacement of non-consenting Lenders in connection with (a) amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders adversely affected thereby so long as relevant Lenders holding more than 50% of the aggregate amount of the loans and commitment under the applicable Facility have consented thereto, (b) increased costs, taxes, etc., (c) defaulting lenders, and (d) any Lender who becomes a Disqualified Lender.

Cost and Yield Protection:	The Facilities Documentation shall contain customary provisions, substantially consistent with the Documentation Principles, protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy, liquidity and other requirements of law and from the imposition of or changes in certain withholding or other taxes; provided, that requests for additional payments due to increased costs shall be limited to circumstances generally affecting the banking market and when the Required Lenders have made such a request (but only to the extent the applicable Lender is imposing such costs on other similarly situated borrowers under comparable syndicated credit facilities). Any such costs or loss of yield resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof or from any request, rule, guideline, requirement or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in each case, be deemed to constitute a change in requirements of law regardless of the date enacted, adopted, issued or implemented.

Assignments and Participations:

The Lenders will be permitted to assign (other than to any natural person or Disqualified Lender (the list of which Disqualified Lenders may be updated by the Borrower from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed, or conditioned) (it being understood that any update shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Facilities) in writing to include competitors of the Borrower; provided, that the list of Disqualified Lenders will be made available to any Lender at its request) all or a portion of its loans and commitments under the Facilities with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned, it being understood and agreed that any entity or person that primarily invests in distressed debt, “special situations” or has a similar investment strategy (in the good faith determination of the Borrower) shall be a reasonable basis for the Borrower to withhold consent); provided, that in the case of the Term Facility and the DDTL Facility, such consent shall be deemed to have been given if the Borrower has not objected within ten (10) business days; provided, further, that no consent of the Borrower shall be required in the case of the Term Facility and the DDTL Facility, (i) if such assignment is made to another Lender or an affiliate or approved fund of such Lender or its affiliates; provided, further, that no consent of the Borrower shall be required in the case of the Term Facility, the DDTL Facility, or the Revolving Facility if such assignment is made (i) to entities operating in the credit-focused business of Blackstone Inc. or any funds, accounts, or other investment vehicles managed, advised, or sub-advised by such entities or (ii) after the occurrence and during the continuance of a payment or bankruptcy event of default. Regardless of whether or not the consent of the Borrower is required for assignments, the assignor of any Loans or Commitments will provide prior written notice to the Borrower of any proposed assignment. All assignments other than assignments to another Lender or an affiliate or approved fund of such Lender or its affiliates will require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Other than with respect to assignments to another Lender or an affiliate or approved fund of such Lender or its affiliates, each assignment will be in an amount of an integral multiple of $1.0 million with respect to Term Facility and the DDTL Facility and $2.5 million with respect to loans and commitments under the Revolving Facility or, if less, all of such Lender’s remaining loans and commitments.

In addition, each Lender may sell participations (other than to any natural person or Disqualified Lender) in all or a portion of its loans and commitments under the Facilities with the consent of the Borrower; provided that no such consent shall be required in connection with the sale of participations to entities operating in the credit-focused business of Blackstone Inc. or any funds, accounts or other investment vehicles managed, advised or sub-advised by such entities; provided, further, that no purchaser of a participation shall have the right to exercise or to cause the selling Lender (except as described under clauses (I) and (II) under “Voting” above) to exercise voting rights in respect of the Facilities. No participant will be entitled to a gross-up or yield protection payment in an amount greater than the amount, if any, owed to the participating Lender, unless the entitlement to such greater amount arises as a result of a change in law after the date the participant acquired the participation.

All notices from the Administrative Agent to the Borrower for any assignment or participation request shall be concurrently delivered (via email) to a limited to be agreed number of designated recipients of the Sponsor, who were designated in writing to the Administrative Agent.

The Facilities Documentation shall provide that, so long as no payment or bankruptcy event of default is continuing, Term Loans may be purchased by and assigned to the Sponsor and other investors who are equity holders of Holdings or any parent company thereof (any such person, a “Permitted Investor”) or any Non-Debt Fund Affiliates on a non-pro rata basis through open market purchases and/or Dutch auctions open to all Term Lenders on a pro rata basis in accordance with the Documentation Principles; provided, that (x) such loans owned or held by Permitted Investors or any Non-Debt Fund Affiliate (i) shall be excluded in the determination of any Required Lender or “required facility lender” votes and (ii) shall be voted in the same manner as the Required Lenders vote in connection with any plan of reorganization in an insolvency proceeding unless such plan affects the holder thereof, in its capacity as such, in an adverse manner relative to the treatment of other Term Lenders, (y) such Term Loans owned or held by the Permitted Investors and any Non-Debt Fund Affiliates shall not, in the aggregate, exceed 25% of the outstanding Term Loans, and (z) the Permitted Investors and any Non-Debt Fund Affiliates shall not be permitted to (1) attend any “lender-only” conference calls or meetings, (2) receive any related “lender-only” information, (3) make or bring (other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Term Lender, against the Administrative Agent, or (4) receive advice of counsel to the Administrative Agent or any other Term Lender (other than counsel to such Permitted Investor or Non-Debt Fund Affiliate), or challenge the Administrative Agent’s or any other Term Lender’s attorney-client privilege.

In addition, the Facilities Documentation shall provide that Term Loans may be purchased by and assigned to any Debt Fund Affiliate on a non-pro rata basis through open market purchases; provided, that for any Required Lender or “required facility lender” votes, any Debt Fund Affiliates cannot, in the aggregate, account for more than 49.9% of the amounts includable in determining whether the Required Lenders (or “required facility lenders”) have consented to any amendment or waiver and the limitations set forth above in respect of Non-Debt Fund Affiliates will not apply.

In addition, the Facilities Documentation shall provide that so long as no payment or bankruptcy event of default is continuing, Term Loans may be purchased by and assigned to Holdings or any of its subsidiaries on a non pro rata basis in open market transactions and/or Dutch auctions open to all Term Lenders on a pro rata basis in accordance with the Documentation Principles; provided that (x) Revolving Loans shall not be utilized to fund any resulting assignments and (y) any such loans acquired shall be automatically and permanently cancelled immediately upon acquisition thereof by Holdings or any of its subsidiaries (and applied to the remaining amortization payments under the Term Facility in direct order of maturity or as otherwise directed by the Borrower).

As used herein:

“Non-Debt Fund Affiliate” shall mean any affiliate of a Sponsor other than (i) Holdings or any of its subsidiaries, (ii) any Debt Fund Affiliate, and (iii) any natural person.

“Debt Fund Affiliate” shall mean any affiliate of Holdings that is a bona fide diversified debt fund primarily engaged in, or advising funds or other investment vehicles that are engaged in, making, purchasing or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle that are independent of their duties to the equity holders of Holdings.

Holdings and its subsidiaries, Non-Debt Fund Affiliates and Debt Fund Affiliates are collectively referred to as “Affiliated Lenders.”

Expenses and Indemnification:	If the Closing Date occurs, the Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers associated with the Facilities, including the syndication of the Term Facility and the preparation, negotiation, execution, delivery and administration of the Facilities Documentation and any amendment or waiver with respect thereto (provided, that the legal fees will be limited to the fees, disbursements and charges of one primary counsel to the Administrative Agent and one primary counsel to the Lead Arrangers taken as a whole and, if necessary, one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (provided, that the legal fees will be limited to the fees, disbursements and other charges of one counsel to the Administrative Agent and one counsel to the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction and of one special counsel in each relevant specialty) in connection with the enforcement of the Facilities Documentation (and, in the event of any actual or perceived conflict of interest, one additional counsel for each Lender subject to such conflict and, to the extent necessary, one local counsel in each relevant jurisdiction and/or one special counsel in each relevant specialty).

The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each Lender and their respective affiliates and their partners, directors, officers, employees, controlling persons, members, agents, advisors and other representatives, successors and permitted assigns from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Facilities, the Borrower’s use of loan proceeds or the commitments, including, but not limited to, the reasonable fees, disbursements and other charges of (i) one counsel to the indemnified parties taken as a whole, (ii) one local counsel in each relevant jurisdiction and one special counsel in each relevant specialty, and (iii) in the case of any actual or perceived conflict of interest, additional counsel to each group of similarly situated indemnified parties taken as a whole, limited to one such additional counsel and one local counsel in each relevant jurisdiction and one special counsel to such group of similarly situated indemnified parties in each relevant specialty, and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities. The indemnification provisions will not apply to claims, damages, losses, liabilities or expenses that (x) arise from a dispute that does not involve any action or omission of the Borrower or any of its affiliates (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and is solely among the indemnified parties (other than claims against an indemnified party acting in its capacity as an agent or arranger or similar role under the Facilities) or (y) are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from an indemnified party’s bad faith, gross negligence, willful misconduct or material breach of the obligations of any Lender under the Facilities Documentation.

For the avoidance of doubt and without limiting the foregoing obligations in any manner, neither the Sponsor, nor any other affiliate of the Borrower (other than Holdings and its restricted subsidiaries) shall have any liability under the indemnity provisions, and each is hereby released from any liability arising from the Transactions or any transaction explicitly permitted (or not prohibited) by the Facilities Documentation.

Governing Law and Forum:	New York; provided, that The Acquisition Related Matters shall be governed by, and construed in accordance with, the Acquisition Governing Law.

Counsel to the Lead Arrangers, Commitment Parties and the Administrative Agent:	Paul Hastings LLP.

ANNEX I TO EXHIBIT B

Interest Rates:

The interest rates under the Facilities will be as follows:

Revolving Facility

At the option of the Borrower, either the Term SOFR Rate (as defined below) plus 5.00% or ABR plus 4.00%, with one stepdown of 0.25% available beginning four fiscal quarters after the Closing Date when the Total Net First Lien Leverage Ratio, as of the last day of the most recently ended Test Period, is equal to or less than 6.00:1.00.

Term Facility and DDTL Facility

At the option of the Borrower, either the Term SOFR Rate plus 5.00% or ABR plus 4.00%, with one stepdown of 0.25% available beginning four fiscal quarters after the Closing Date when the Total Net First Lien Leverage Ratio, as of the last day of the most recently ended Test Period, is equal to or less than 6.00:1.00.

At any time with respect to any interest period ending on or prior to the second anniversary of the Closing Date, the Borrower may choose, at its option, to pay 50% (or, at its option, a lesser percentage) of the applicable margin as PIK interest with respect to the Term Facility and/or the DDTL Facility (such election by the Borrower, the “PIK Election”).

The Facilities Documentation shall contain customary “synthetic PIK” provisions requiring the applicable Lenders to effect the payment of PIK interest pursuant to the funding of interest-only delayed draw term loans; it being understood and agreed that, without limiting the obligations of the Borrower to pay, if applicable, the principal amount and accrued interest (including, if applicable, any default interest) otherwise due and payable on account of such delayed draw term loans constituting principal under the Facilities Documentation, together with the premium payable in connection with any Prepayment Event in respect of such delayed draw term loans, no ticking fee, commitment fee, funding fee, or any other fees or additional costs to the Borrower shall be required be paid in respect of any such delayed draw term loans or the commitments in respect thereof. For the avoidance of doubt, nothing set forth in this paragraph shall impair, condition, or otherwise compromise the Borrower’s right to exercise a PIK Election as set forth in the immediately preceding paragraph.

All Facilities

The Borrower may elect interest periods of 1, 3, or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for Term SOFR Rate borrowings.

B-I-1

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) the Administrative Agent’s “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.00%, and (iii) the Term SOFR Rate for an interest period of one month beginning on such day plus 1.00%; provided that the ABR shall not be less than 1.75% per annum.

“Term SOFR Rate” shall mean the Term SOFR Rate (as defined in the Precedent Documentation, with a 0.75% per annum floor).

Benchmark Replacement:	The Facilities Documentation shall include customary “successor benchmark” provisions to be agreed.

Commitment Fee:	0.50% per annum on the undrawn portion of the commitments in respect of the Revolving Facility, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the termination of the commitments in respect of the Revolving Facility, calculated based on the actual number of days elapsed over a 360-day year.

DDTL Commitment Fee:	1.00% per annum on the undrawn portion of the commitments in respect of the DDTL Facility, payable to non-Defaulting Lenders quarterly in arrears after the Closing Date and upon the DDTL Commitment Termination Date, calculated based on the actual number of days elapsed over a 360-day year. For the avoidance of doubt, no commitment fee in respect of the DDTL Facility shall accrue after the DDTL Commitment Termination Date.

Letter of Credit Fee:	A per annum fee equal to the spread over Term SOFR then in effect under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Commitment. In addition, the Borrower shall pay to the applicable Issuing Lender, for its own account, (a) a fronting fee equal to 0.25% (or such lower amount as may be agreed by the applicable Issuing Lender) of the face amount of each outstanding letter of credit issued by such Issuing Lender, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year and (b) customary issuance and administration fees of such Issuing Lender.
B-I-2

ANNEX II TO EXHIBIT B

Basket and Threshold Amounts

	Item	Amount
Debt
1.	Purchase Money Indebtedness / Capital Leases / Mortgages	Greater of a dollar amount equal to 20.0% of Closing Date EBITDA and 20.0% of LTM EBITDA
2.	Non-Guarantor Debt Sublimit; Non-Guarantor Indebtedness Basket; Joint Venture Indebtedness Basket; Foreign Subsidiary Indebtedness Basket	Collectively, the greater of a dollar amount equal to 70.0% of Closing Date EBITDA and 70.0% of LTM EBITDA
3.	General Debt Basket	Greater of a dollar amount equal to 50.0% of Closing Date EBITDA and 50.0% of LTM EBITDA
4.	Permitted Earlier Maturity Indebtedness Exception	Greater of a dollar amount equal to 50.0% of Closing Date EBITDA and 50.0% of LTM EBITDA
5.	Assumed Acquisition Debt	Greater of a dollar amount equal to 35.0% of Closing Date EBITDA and 35.0% of LTM EBITDA
6.	Permitted Receivables Indebtedness Cap	Greater of a dollar amount equal to 20.0% of Closing Date EBITDA and 20.0% of LTM EBITDA
Restricted Payments
7.	Available Amount Basket Starter Amount	Greater of a dollar amount equal to 50.0% of Closing Date EBITDA and 50.0% of LTM EBITDA
8.	Management Equity Buybacks	Greater of a dollar amount equal to 20.0% of Closing Date EBITDA and 20.0% of LTM EBITDA
9.	General Basket	Greater of a dollar amount equal to 30.0% of Closing Date EBITDA and 30.0% of LTM EBITDA
10.	General Basket for Prepayment of Junior Debt	Greater of a dollar amount equal to 30.0% of Closing Date EBITDA and 30.0% of LTM EBITDA
Asset Sales
11.	De Minimis Threshold	Greater of a dollar amount equal to 10.0% of Closing Date EBITDA and 10.0% of LTM EBITDA

B-II-1

	Item	Amount
12.	Designated Non-Cash Consideration	Greater of a dollar amount equal to 20.0% of Closing Date EBITDA and 20.0% of LTM EBITDA
13.	Sale / Leasebacks Cap	Greater of a dollar amount equal to 20.0% of Closing Date EBITDA and 20.0% of LTM EBITDA
Affiliate Transactions
14.	De Minimis Threshold	Greater of a dollar amount equal to 10.0% of Closing Date EBITDA and 10.0% of LTM EBITDA
Permitted Investments
15.	Advances to Officers, Directors, Employees and Consultants	Greater of a dollar amount equal to 12.5% of Closing Date EBITDA and 12.5% of LTM EBITDA
16.	Similar Business; Joint Ventures; Unrestricted Subsidiaries	Collectively, the greater of a dollar amount equal to 62.5% of Closing Date EBITDA and 62.5% of LTM EBITDA; provided, that a dollar amount not to exceed the greater of 40% of Closing Date EBITDA and 40% of LTM EBITDA may be used for investments in Unrestricted Subsidiaries (the “Unrestricted Subsidiary Investment Sublimit”)
17.	General Basket	Greater of a dollar amount equal to 45.0% of Closing Date EBITDA and 45.0% of LTM EBITDA
18.	Non-Loan Party Investment Cap	Greater of a dollar amount equal to 50.0% of Closing Date EBITDA and 50.0% of LTM EBITDA
19.	Permitted Acquisition Non-Loan Party Investment Cap	Greater of a dollar amount equal to 50.0% of Closing Date EBITDA and 50.0% of LTM EBITDA
Permitted Liens
20.	General Basket	Greater of a dollar amount equal to 50.0% of Closing Date EBITDA and 50.0% of LTM EBITDA
Events of Default
21.	Threshold Amount	$90.0 million
Mandatory Prepayments
22.	Excess Cash Flow Threshold	Greater of a dollar amount equal to 5.0% of Closing Date EBITDA and 5.0% of LTM EBITDA

B-II-2

	Item	Amount
23.	Asset Sale Sweep Threshold	Greater of a dollar amount equal to 5.0% of Closing Date EBITDA and 5.0% of LTM EBITDA

B-II-3

ANNEX III TO EXHIBIT B

Certain Definitions1

Any capitalized term used in this Annex III that is not defined herein or in the Term Sheet shall be defined in accordance with the Documentation Principles.

“Consolidated Interest Expense” shall mean, with reference to any Test Period, total interest expense of Holdings and its Restricted Subsidiaries for such Test Period, including with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (c) non-cash interest payments, (d) the interest component of Capital Lease Obligations, (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (f) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (g) any expensing of bridge, commitment and other financing fees) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate or currency risk, net of interest income and gains on such hedging obligations and (h) the interest component of Permitted Receivables Financings), calculated for Holdings and its Restricted Subsidiaries on a consolidated basis for such Test Period in accordance with GAAP.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Charge” shall mean any charge, payment, fee, expense, cost, loss, accrual or reserve of any kind.

“Consolidated EBITDA” shall mean, for any Test Period, an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income, for such Test Period:

(a)           increased by, except with respect to clauses (xi), (xiii), (xv), (xvii), (xx), (xxii) and (xxv) below, to the extent deducted (and not added back) in calculating Consolidated Net Income (without duplication):

(i)            (x) provision for taxes based on income or profits or capital gains, including state, franchise and similar taxes and foreign withholding taxes and any stamp duty taxes of such Person paid or accrued during such Test Period, and (y) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 9.2(b)(xi)(A), which shall be included as though such amounts had been paid as income taxes directly by such Person; plus

(ii)           Fixed Charges of such Person for such Test Period; plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such Test Period; plus

(iv)          the amount of any Charges attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary; plus

1 All capitalized terms not defined in this Annex III to Exhibit B will have the meanings set forth in the Precedent Documentation.

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(v)           Charges paid in cash during such Test Period to the extent such Charges are reimbursed during such Test Period in cash by third-party Persons not affiliated with Holdings or any of its Restricted Subsidiaries; plus

(vi)          [reserved]; plus

(vii)         [reserved]; plus

(viii)        costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries; plus

(ix)           the amount of management, monitoring, consulting and advisory fees and related and similar Charges incurred during such Test Period to the Investors and the amount of any directors’ fees, indemnities or reimbursements (including pursuant to any management agreement), to the extent permitted under Section 9.2; plus

(x)           Charges as result of Incentive Arrangements resulting from Permitted Acquisitions or permitted Investments, including any mark to market adjustments; plus

(xi)          the amount of pro forma run rate cost savings (including sourcing and supply chain savings), operating expense reductions, other operating and productivity improvements and acquisition synergies projected by Holdings in good faith to be realized during such period (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken in connection with the Transactions or any Permitted Acquisitions and other Investments permitted hereunder, Dispositions and other transactions permitted under this Agreement by Holdings or any Restricted Subsidiary, any operational changes (including, without limitation, operational changes arising out of the modification of contractual arrangements (including, without limitation, renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)), headcount reductions, synergies (excluding revenue synergies), restructurings, cost savings initiatives and other initiatives (including, without limitation, new business and other items of the type described in the definition of “Restructuring Charges” net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided, that (A)(x) such cost savings, operating expense reductions, other operating or productivity improvements and synergies are reasonably expected and factually supportable as determined in good faith by Holdings and (y) such actions are projected by Holdings in good faith to result from actions that have been taken (including prior to the Closing Date) in each case, within twenty-four (24) months after the consummation of the transaction or operational change, which is expected to result in such cost savings, operating expense reductions, other operating or productivity improvements or synergies, and (B) no cost savings, operating expense reductions, other operating improvements and synergies shall be added pursuant to this clause to the extent duplicative of any Charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise; plus

(xii)         Charges incurred in such Test Period in connection with obtaining and maintaining credit ratings; plus

(xiii)        adjustments and add-backs included in the Model and the QofE Report and adjustments and add-backs in any quality of earnings report prepared by independent certified public accountants of internationally recognized standing delivered to the Administrative Agent in connection with any Permitted Acquisition or Investment permitted hereunder, in each case based on the methodology therein; plus

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(xiv)        Charges relating to changes in GAAP; plus

(xv)         at Holdings’ option, the net amount (if positive), if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries increased during such period, as measured as of the day before the first day of such period and such balance as of the last day of such period (without deduction for the new amount, if any, by which deferred revenues decreased); provided that such deferred revenues shall be calculated (i) without giving effect to the impact of purchasing accounting, (ii) without giving effect to any accounting related changes, (iii) giving effect to any permitted acquisition and intellectual property acquisition or other permitted Investment consummated during such period, and (iv) giving effect to any changes in billing policy; plus

(xvi)        all Charges in connection with the rollover, acceleration or payout of equity interests held by any future, present or former director, officer, employee, manager, consultant or independent contractor of Holdings or its Restricted Subsidiaries and all Charges related to payments made to holders of options, cash-settled appreciation rights, awards under any successor plans of Holdings’ option or equity plans or other derivative equity interests in the common equity of such Person or any direct or indirect parent of Holdings in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its direct or indirect parents, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution, including Charges in connection with any stock options or restricted stock units, including but not limited to the Cash Award Payments; plus

(xvii)       at Holdings’ option, any adjustments (including pro forma adjustments) (i) consistent with Regulation S-X or (ii) otherwise approved by the Administrative Agent (acting at the direction of the Required Lenders) in writing; plus

(xviii)      Charges associated with pension curtailment or modification to pension or post-retirement plans; plus

(xix)         any (i) severance or relocation costs or expenses, (ii) one-time non-cash compensation charges, or (iii) the costs and expenses related to employment of terminated employees; plus

(xx)          any cash actually received (or any netting arrangement resulting in reduced cash expenditures) during the relevant period and not included in Consolidated Net Income in respect of any non-cash gain deducted in the calculation of Consolidated EBITDA (including any component definition) for any previous period and not added back; plus

(xxi)         with respect to any joint venture of such Person or any Restricted Subsidiary thereof that is not a Restricted Subsidiary, an amount equal to (i) such Person’s or such Restricted Subsidiary’s proportionate share of the net income of such joint venture that is excluded from Consolidated Net Income as a result of clause (e)(i) of the definition of Consolidated Net Income and (ii) the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) solely to the extent Consolidated Net Income was reduced thereby; plus

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(xxii)        the annual contract value of Recurring Contracts consisting of the amount of incremental contract value of Holdings and its restricted subsidiaries that Holdings in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA contribution from (i) increased pricing or volume initiatives and/or (ii) the entry into binding and effective new agreements with new customers or, if generating incremental contract value, new agreements (or amendments to existing agreements) with existing customers (collectively, “New Contracts”) during such period had such New Contracts been effective as of the beginning of such period as long as such incremental contract value is reasonably identifiable and factually supportable; provided, that such incremental contract value shall be calculated on a Pro Forma Basis as though the full run rate effect of such incremental contract value had been realized as Consolidated EBITDA contributed on the first day of such period; plus

(xxiii)       (x) costs and expenses incurred in connection with implementing ASC 606 or any similar rule under applicable accounting standards, or (y) any non-cash losses/gains, charges, accruals and transitional adjustments resulting from the application of ASC 606 or any similar rule under applicable accounting standards; plus

(xxiv)       expenses, charges, costs, accruals, reserves and losses related to Capital Lease Obligations and financing leases to the extent the corresponding liability is included as Funded Debt; plus

(xxv)        cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted (and not added back or included) in the calculation of Consolidated EBITDA or Consolidated Net Income pursuant to the below for any previous period and not added back; plus

(xxvi)       Restructuring Charges; plus

(xxvii)      any non-cash Charges (including (i) mark-to-market items and timing discrepancies between the time when an item is incurred and when it is recorded under GAAP, due to fluctuations in currency values, (ii) any non-cash Charges reducing Consolidated Net Income for such Test Period; provided, that if any such non-cash Charges represent an accrual or reserve for potential cash items in any future period, (A) Holdings may elect not to add back such non-cash Charge in the current period and (B) to the extent Holdings elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, (iii) any non-cash compensation Charges recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights during such Test Period, (iv) any non-cash compensation Charge realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting, (v) non-cash income (or Charges) attributable to deferred compensation plans or trusts, (vi) non-cash Charges or income relating to increases or decreases of deferred tax asset valuation allowances) and (vii) the non-cash portion of “straight-line” rent expense; plus

(xxviii)     [reserved]; plus

(xxix)        any after-tax cash dividends or returns of capital from Investments (such return of capital not reducing the ownership interest in the underlying Investment), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Closing Date;

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(b)           decreased by (without duplication) to the extent added (and not deducted) or included in arriving at such Consolidated Net Income:

(i)            non-cash income for such Test Period (other than the accrual of revenue or recording of a receivable); and

(ii)           the net amount, if any, by which consolidated deferred revenues of Holdings and its Restricted Subsidiaries decreased during such period; provided, that such deferred revenues shall be calculated (i) without giving effect to the impact of purchasing accounting, (ii) without giving effect to any accounting related changes, (iii) giving effect to any permitted acquisition and intellectual property acquisition or other permitted Investment consummated during such period, and (iv) giving effect to any changes in billing policy; and

(c)           increased (with respect to losses) to the extent deducted (and not added back) or excluded or decreased (with respect to gains) to the extent added (and not deducted) or included, in each case, in arriving at such Consolidated Net Income by (without duplication):

(i)            any net gain or loss resulting in such Test Period from obligations under Swap Agreements, plus or minus, as applicable;

(ii)           (x) any net gain or loss resulting in such Test Period from currency translation gains or losses related to currency remeasurements of Indebtedness or resulting from the application of FASB ASC 830 (including net realized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains or losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)) or (y) any other amounts denominated in or otherwise trued-up to provide similar accounting as if it were denominated in foreign currencies; and

(iii)          any net after-tax income (loss) from the early extinguishment of Indebtedness or obligations under Swap Agreements or other derivative, plus or minus, as applicable;

(iv)          any net loss or reduction or net gain or increase in revenue included in Consolidated Net Income attributable to changes in accounting methodology or principles used by any Person, property, business or asset acquired in connection with an Investment permitted hereunder from the methodology or principles used by such Person, property, business or asset immediately prior to such Investment to the methodology used by Holdings following such acquisition or Investment;

all as determined on a consolidated basis for Holdings and its Restricted Subsidiaries in accordance with GAAP; provided, that the aggregate amount added back pursuant to clauses (xi), (xix), (xxii), and (xxvi) shall not exceed 35.0% of Consolidated EBITDA (calculated on a Pro Forma Basis prior to giving effect to such add-backs) for such Test Period.

“Consolidated Net Income” shall mean with respect to Holdings and its Restricted Subsidiaries for any Test Period, the aggregate of the Net Income of Holdings and its Restricted Subsidiaries for such Test Period, on a consolidated basis, and otherwise determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that without duplication:

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(a)           for all purposes other than the calculation of Excess Cash Flow, extraordinary, exceptional, infrequent, non-recurring, special or unusual (collectively, “Non-Recurring”) Charges, any Charge attributable to, and/or any payment of, any legal settlement, fine, judgment, or order, in each case, as determined in good faith by Holdings, shall be excluded;

(b)           at Holdings’ option, the cumulative effect of a change in accounting principles during such Test Period shall be excluded;

(c)           any income (loss) attributable to disposed, abandoned, transferred closed or discontinued operations and any gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations or fixed assets shall be excluded;

(d)           any gains or Charges (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by Holdings, shall be excluded;

(e)           (i) the Net Income for such period of any Person that is not Holdings or a Restricted Subsidiary of Holdings or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are paid in or converted into cash or that, as reasonably determined by a responsible financial or accounting officer of the referent Person or a Restricted Subsidiary of the referent Person, could have been paid in or converted into (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (f) below), cash with respect to such equity ownership to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (ii) without duplication, the Net Income for such Test Period shall include any ordinary course dividends or distributions or other payments paid in cash (or converted into cash) with respect to such equity ownership received from any such Person during such period in excess of the amounts included in subclause (i) above;

(f)           solely for the purpose of the definition of Excess Cash Flow and determining the amount available for Restricted Payments under the Available Amount Basket, the Net Income (or loss) for such Test Period of any Restricted Subsidiary (other than any Loan Party) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such Test Period, to the extent not already included therein;

(g)           the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting, including in relation to the Transactions (including any increase in expenses due to purchase accounting associated with the Transactions) and any acquisition consummated before or after the Closing Date (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items), and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(h)           any impairment Charge or asset write-ups, write-downs or write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

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(i)            [reserved];

(j)            for all purposes other than the calculation of Excess Cash Flow, all (i) Charges relating to the Transactions, (ii) transaction Charges incurred (or any amortization thereof) in connection with any contemplated Equity Issuances, investments, acquisitions (including earn-outs in connection therewith), dispositions, recapitalizations, mergers, amalgamations, option buyouts and the Incurrence, modification or repayment of Indebtedness permitted to be Incurred under this Agreement (including any Refinancing Indebtedness in respect thereof) or any amendments, forbearance, waivers or other modifications under the agreements relating to such Indebtedness or similar transactions (in each case, whether or not consummated), and (iii) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period will be excluded;

(k)           any gains or Charges attributable to the early extinguishment of Indebtedness or Swap Agreements or other derivative agreements (including deferred financing costs written off and premiums paid and any net gain (or loss) from any write-off or forgiveness of Indebtedness) shall be excluded;

(l)            unrealized gains and Charges relating to hedging transactions, foreign exchange transactions (but excluding intercompany transactions) and other investments, fluctuations in currency values in accordance with GAAP and mark-to-market of Indebtedness resulting from the application of GAAP shall be excluded;

(m)          any Charges incurred in connection with the payment of dividend equivalent rights to holders of equity-based incentive awards pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(n)           any Charges incurred by Holdings or a Restricted Subsidiary of Holdings during such Test Period pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings (or its direct or indirect parent) or Holdings or Net Cash Proceeds of an issuance of Equity Interest of Holdings (or its direct or indirect parent) or Holdings (other than Disqualified Stock) shall be excluded;

(o)           for all purposes other than the calculation of Excess Cash Flow, Charges and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and (x) actually reimbursed or otherwise paid to Holdings or a Restricted Subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by Holdings or such Restricted Subsidiary in a subsequent calculation period but only to the extent that such amount is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided, that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (o);

(p)           for all purposes other than the calculation of Excess Cash Flow, any Charges that are covered by indemnification or other reimbursement provisions will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

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(q)           accruals and reserves that are established or adjusted within 24 months after the Closing Date that are so required to be established as a result of the Transactions (or within 24 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(r)           all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge, commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(s)           all discounts, commissions, fees and other charges (including interest expense) associated with any permitted receivables financing will be excluded;

(t)           [reserved]

(u)          [reserved]; and

(v)           any Public Company Costs will be excluded;

Solely for purposes of calculating Consolidated EBITDA, the Net Income of Holdings and its Restricted Subsidiaries shall be calculated without deducting the income attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary that is a Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.

In addition, notwithstanding the foregoing, for the purpose of Section 9.2 only (other than clauses (a)(v)(C)(4) and (a)(v)(C)(5)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any of its Restricted Subsidiaries, any sale of the stock of an unrestricted subsidiary or any distribution or dividend from an unrestricted subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Sections 9.2(a)(v)(C)(4) and (a)(v)(C)(5).

“Consolidated Total Debt” shall mean all Indebtedness of a Person and its Restricted Subsidiaries for borrowed money, excluding obligations in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds, performance bonds, advance payment guarantees or bonds, warranties, bid guarantees or bonds and similar instruments except to the extent of unreimbursed amounts thereunder (provided, that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Debt until three Business Days after such amount is drawn) and all purchase money obligations and Capital Lease Obligations. The amount of Consolidated Total Debt for which recourse is limited either to a specified amount or to an identified asset of such Person shall be deemed to be equal to such specified amount or, if less, the fair market value of such identified asset. For the avoidance of doubt, Consolidated Total Debt shall not include (i) undrawn letters of credit, (ii) net obligations under any swap contract, (iii) any earn-out obligations, (iv) any deferred compensation arrangements or (v) any non-compete or consulting obligations.

“Excess Cash Flow” shall mean, for any period, the excess, if any, of:

(1)           the sum, without duplication, of:

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(a)           Consolidated Net Income for such period,

(b)           an amount equal to the amount of all non-cash Charges to the extent included or deducted in arriving at such Consolidated Net Income,

(c)           decreases in Working Capital (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period),

(d)           an amount equal to the aggregate net non-cash loss on dispositions by Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included or deducted in arriving at such Consolidated Net Income, and

(e)           to the extent not funded with proceeds of Indebtedness (other than revolving loans) and included or deducted in arriving at Consolidated Net Income, cash Restructuring Charges; less

(2)           the sum, without duplication, of:

(a)           an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period);

(b)           cash charges, expenditures and losses added to (or excluded from the determination of) Consolidated Net Income (other than to the extent financed with the proceeds of long term Indebtedness),

(c)           to the extent not funded with proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow period, all mandatory prepayments of the Term Loans pursuant to Asset Sale Mandatory Prepayment actually made during such Excess Cash Flow period in cash but only to the extent that the Asset Sale or casualty event giving rise to the obligation to make a mandatory prepayment pursuant to Asset Sale Mandatory Prepayment resulted in a corresponding increase in Consolidated Net Income (and any deductions pursuant to this clause (ii) shall not exceed such increase in Consolidated Net Income),

(d)           to the extent not funded with proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow period, the aggregate amount of all regularly scheduled principal amortization and mandatory payments of Indebtedness (including the Applicable Indebtedness) and other payments of any Indebtedness (excluding Applicable Indebtedness) actually made in cash on their due date during such Excess Cash Flow period (including payments in respect of Capital Lease Obligations to the extent excluded or not deducted in the calculation of Consolidated Net Income), including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are excluded or not deducted in calculating Consolidated Net Income and such payments are not otherwise prohibited under this Agreement) and all repayments with respect to revolving Indebtedness (excluding Applicable Indebtedness) to the extent accompanied by a corresponding permanent reduction in commitments,

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(e)           cash expenditures made during such Excess Cash Flow period in respect of Swap Agreements or other derivative instruments to the extent excluded or not deducted in determining Consolidated Net Income for such Excess Cash Flow period,

(f)           the amount of Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to letters of credit or Swap Agreements in such period; provided that if such Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the Excess Cash Flow period when such arrangements cease,

(g)           an amount equal to the aggregate net non-cash gain on dispositions by Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(h)           increases in Working Capital for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries during such period),

(i)            cash payments by Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are excluded or not deducted in calculating Consolidated Net Income and to the extent not financed with the proceeds of other long-term Indebtedness of Borrower or its Restricted Subsidiaries,

(j)           (A) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense included or deducted in determining Consolidated Net Income for such period, and (B) cash payments that such Person or any of its Restricted Subsidiaries will be required to make in respect of Taxes (including distributions to Holdings or any direct or indirect parent of Holdings in respect of Taxes) within 365 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period,

(k)           the aggregate amount of Transaction Costs paid in cash during such period to the extent excluded or not deducted in the calculation of Consolidated Net Income and were not financed with the proceeds of long-term Indebtedness of Borrower or its Restricted Subsidiaries,

(l)           to the extent excluded or not deducted in arriving at Consolidated Net Income, cash fees, expenses and purchase price adjustments incurred in connection with the Transactions, any acquisition consummated before or after the Closing Date or any Permitted Investment, Equity Issuance or debt issuance, dispositions, repayment of indebtedness, refinancing transactions (including any amendments) (whether or not consummated) and any Restricted Payment made to pay any of the foregoing incurred by Holdings,

(m)          the amount of cash payments made in respect of pensions and other postemployment benefits in such period to the extent excluded or not deducted in arriving at such Consolidated Net Income,

(n)           cash payments made by such Person or any of its Restricted Subsidiaries during such period in respect of items for which an accrual or reserve was established in a prior period, in each case to the extent such payments are not expensed during such period or are excluded or not deducted in calculating Consolidated Net Income,

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(o)           cash expenditures in respect of Swap Obligations during such period to the extent excluded or not deducted in arriving at such Consolidated Net Income;

(p)           [reserved];

(q)           to the extent not funded with the proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow Period, restricted payments in satisfaction of restricted stock units (including Cash Award Payments) and Restricted Payments permitted pursuant to Sections 9.2(a)(v), 9.2(b)(i) (but only to the extent the underlying Restricted Payment is otherwise included in this clause (q)), 9.2(b)(ii), 9.2(b)(iv), 9.2(b)(v), 9.2(b)(vi), 9.2(b)(ix), 9.2(b)(xi), 9.2(b)(xiii) and 9.2(b)(xx) (in each case, of the Precedent Documentation) and actually made in cash during such Excess Cash Flow Period (or, at the option of the Borrower, after the end of such Excess Cash Flow Period if made prior to the Excess Cash Flow Application Date, provided that no such amount shall be credited against any payments due in subsequent Excess Cash Flow Periods);

(r)           to the extent not funded with proceeds of Indebtedness (other than revolving loans) and excluded or not deducted in arriving at Consolidated Net Income for such Excess Cash Flow period, the aggregate amount of Charges in cash (but, excluding any amounts deducted pursuant to the Dollar for Dollar ECF Deductions) actually made by Holdings or any of its Restricted Subsidiaries during such Excess Cash Flow period.

For purposes of calculating Excess Cash Flow for any Excess Cash Flow period, for each Permitted Acquisition or other similar acquisition consummated during such Excess Cash Flow period, (x) the Consolidated Net Income of a target of any Permitted Acquisition or other similar acquisition shall be included in such calculation only from and after the date of the consummation of such Permitted Acquisition or other similar acquisition and (y) for the purposes of calculating Working Capital, (A) the total assets of a target of such Permitted Acquisition or other similar acquisition (other than cash and Cash Equivalents), as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (A), that such Permitted Acquisition or other similar acquisition has been consummated) and (B) the total liabilities of the applicable target of any Permitted Acquisition or other similar acquisition, as calculated as at the date of consummation of the applicable Permitted Acquisition or other similar acquisition, which may properly be classified as current liabilities (other than the current portion of any long term liabilities and accrued interest thereon) on a consolidated balance sheet of Holdings and its Restricted Subsidiaries in accordance with GAAP (assuming, for the purpose of this clause (B), that such Permitted Acquisition or other similar acquisition has been consummated), shall, in the case of both immediately preceding clauses (A) and (B), be calculated as the difference between the Consolidated Working Capital of the applicable target of any Permitted Acquisition or other similar acquisition at the end of the applicable Excess Cash Flow period from the date of consummation of the Permitted Acquisition or other similar acquisition.

“Fixed Charges” shall mean, with respect to any Person for any period, the sum, without duplication, of:

(a)           Consolidated Interest Expense of such Person for such period;

(b)           all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person during such period; and

(c)           all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

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“Incentive Arrangements” shall mean any (a) contingent earn-out arrangements calculated by reference to the revenues, sales, earnings or operations of the entity or the assets, divisions or product lines acquired, (b) share or stock appreciation rights or share or stock option plans, (c) “phantom” share or stock plans, (d) non-competition agreements, and (e) other incentive and bonus plans entered into by Holdings (or any of its direct or indirect parent companies) or any Restricted Subsidiary for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses in connection with the Transactions or any Permitted Acquisition of such Person or business.

“Public Company Costs” means, as to any Person, Charges in connection with any S-1 registration efforts or relating to compliance with the provisions of the Securities Act and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, Charges relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive Charges, legal and other professional fees, and listing fees, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange).

“Recurring Contracts” shall mean, as of any date of determination, any commercial contract of Holdings or any Restricted Subsidiary for the provision of goods or other services that are continuous and not project based.

“Restructuring Charges” shall mean Charges attributable to the undertaking and/or implementation of operating and productivity improvements and enhancements, operating expense reductions, cost savings initiatives and other initiatives, transitions, openings and pre-openings, “greenfield start-up” costs (including customer and “new door” start-up costs, new product investment, start-up or ramp-up of facilities, marketing or rebranding and the summit global footprint initiative), business and operation optimization, restructurings (including restructuring costs and integration costs incurred in connection with Investments (including Permitted Acquisitions) prior to or after the Closing Date), integration, software development, systems upgrades, closure or consolidation of facilities and properties, curtailments, entry into new markets, strategic initiatives and contracts, consulting fees, compliance with accounting standards, signing or retention Charges, retention or completion bonuses, signing and recruitment Charges for management, moving Charges associated with new offices, expansion and relocation expenses, Charges related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, Non-Recurring costs related to product safety, product recall and increased warranty claims, contract termination Charges, severance payments, excess pension charges, curtailments or modifications to pension and postretirement employee benefit plans or other post-employment benefit Charges representing amortization of unrecognized prior service Charges, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, change in control payments related to the Transactions or any acquisition or Permitted Investment, systems establishment and conversion costs and new systems design and implementation and project startup Charges, reserves or expenses relating to acquisitions prior to or after the Closing Date, any Non-Recurring expense relating to enhanced accounting function or niche financial solution(s) (including the purchase of and/or initial costs of subscription to an enterprise resource planning (ERP) or to unify accounting applications into a single platform, support multinational accounting and reporting requirements) and Non-Recurring updates to information technology systems and supply chain process, the procurement process, settlement of disputes, expenses in connection with Incentive Arrangements of the type described in clause (e) of the definition thereof, costs associated with becoming a public company, any other Charges resulting from a restructuring of the legal entity or functional organizational structure of Holdings and its Subsidiaries and any other items of a similar nature and other costs (including legal services costs) incurred in connection with any of the foregoing, in each case whether or not consummated.

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“Sponsor” shall mean, collectively, funds advised by Permira Advisers LLC and their respective Affiliates (other than any portfolio companies thereof).

“Test Period” shall mean the latest four consecutive fiscal quarters of Holdings for which financial statements have been delivered to the Administrative Agent or for which financial statements are required to be delivered.

“Total Net First Lien Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a Lien on the assets constituting Collateral on a pari passu basis with the Initial Term Loans and the Initial Revolving Loans over (ii) an amount equal to (A) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date (excluding, for any Test Period ending prior to the first anniversary of the Closing Date, an amount of cash equal to the then-outstanding RSU Closing Date Funded Amount on such date) and (B) cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders), in each case with such Unrestricted cash and Cash Equivalents and Restricted cash and Cash Equivalents to be determined in accordance with GAAP), to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.

“Total Net Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day over (ii) an amount equal to (A) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date (excluding, for any Test Period ending prior to the first anniversary of the Closing Date, an amount of cash equal to the then-outstanding RSU Closing Date Funded Amount on such date) and (B) cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders), in each case with such Unrestricted cash and Cash Equivalents and Restricted cash and Cash Equivalents to be determined in accordance with GAAP), to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.

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“Total Net Secured Leverage Ratio” shall mean, as at the last day of any Test Period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day that is secured by a Lien on the assets constituting Collateral over (ii) an amount equal to (A) Unrestricted cash and Cash Equivalents of Holdings and its Restricted Subsidiaries on such date (excluding, for any Test Period ending prior to the first anniversary of the Closing Date, an amount of cash equal to the then-outstanding RSU Closing Date Funded Amount on such date) and (B) cash and Cash Equivalents Restricted in favor of the Administrative Agent (which may also include cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Facilities, so long as the Lien of such other Indebtedness on such cash or Cash Equivalents does not benefit from a control agreement or other steps to perfect on such cash or Cash Equivalents that the Administrative Agent has not taken on behalf of the Lenders), in each case with such Unrestricted cash and Cash Equivalents and Restricted cash and Cash Equivalents to be determined in accordance with GAAP), to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then ending, calculated on a Pro Forma Basis.

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EXHIBIT C

Project Pacific

Summary of Conditions

Under the Facilities Documentation, the initial borrowing under each of the Facilities shall be subject solely to the satisfaction or waiver of the following conditions (in each case, subject to the Certain Funds Provision):

1.           The Borrower and the Guarantors shall have executed and delivered the Facilities Documentation and the following (the “Closing Deliverables”) in form and substance consistent with the Commitment Letter (including the Documentation Principles): (a) closing certificates (limited to (i) a solvency certificate from an authorized senior financial officer of Holdings in substantially the form and substance attached hereto as Annex I to this Exhibit C; provided, that, in lieu thereof, Holdings may, in its sole discretion, provide a solvency opinion from an investment bank or valuation or appraisal firm of national standing, (ii) evidence of authority, (iii) charter documents, (iv) good standing certificates (to the extent such concept exists in the applicable jurisdiction), (v) borrowing notices, (vi) officers’ incumbency certificates and (vii) an officer’s closing certificate) and (b) legal opinions with respect to the Facilities, in each case consistent with the Documentation Principles.

2.           The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated in all material respects in accordance with the terms of the Transaction Agreement, without giving effect to any modifications, amendments, waivers or consents thereto that are materially adverse to the Lenders or the Commitment Parties (in their capacities as such) without the prior written consent of each Commitment Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in each case, the Commitment Parties shall be deemed to have consented to such modification, amendment, waiver or consent, unless the Commitment Parties shall object in writing (including via email) thereto within two (2) business days after receipt of written notice of such modification, amendment, consent or waiver (it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders or the Commitment Parties so long as such decrease is allocated (x) first, to reduce the amount of the Equity Contribution to the extent it exceeds the amount set forth in paragraph (b) of Exhibit A to the Commitment Letter and (y) second, to reduce the amount of the Equity Contribution and the Term Facility ratably in proportion to the actual percentages that the amount of the Equity Contribution and the Term Facility bear to the pro forma total capitalization of Holdings and its subsidiaries after giving effect to the Transactions, (b) any increase in the purchase price shall not be materially adverse to the Lenders or the Commitment Parties so long as such increase is funded by an increase in the Equity Contribution, (c) any modifications, amendments, waivers or consents that (i) are customary or reasonably determined by the Borrower as being necessary or desirable to comply with any relevant authorization, law or regulation or the requirements, rules and regulations of any court, applicable regulatory authority or body relating to the Acquisition, (ii) are made for the purpose of extending the period in which holders of shares in the Target may vote in respect of, or otherwise confirm their acceptance of, the Acquisition (as the case may be), including by reason of the adjournment of any meeting or court hearing, or (iii) required to allow the Acquisition to switch from being effected by way of a merger to another substantially similar form or structure (as the case may be) shall not be materially adverse to the Lenders or the Commitment Parties, and (d) any change to the definition of Company Material Adverse Effect (as defined in the Transaction Agreement as in effect on the Original Signing Date) shall be deemed materially adverse to the Lenders and shall require the consent of the Commitment Parties).

3.           Subject to the Certain Funds Provision, the Target Representations shall be true and correct in all respects and the Specified Representations shall be true and correct in all material respects, in each case, as of the Closing Date (or true and correct in all material respects as of a specified date, if earlier).

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4.           The Equity Contribution (as such amount shall have been modified pursuant to paragraph 2 above) shall have been or, substantially concurrently with the initial borrowing under the Facilities shall be, consummated on the terms set forth in the Transaction Description. The Refinancing shall have been consummated substantially concurrently with the initial funding of the Facilities.

5.           A Company Material Adverse Effect (as defined in the Transaction Agreement) shall not have occurred on or after the date of the Transaction Agreement that is continuing.

6.           All costs, fees, expenses (including without limitation legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to the Commitment Parties and the Lenders shall have been paid to the extent due and to the extent a reasonably detailed invoice has been delivered to the Borrower at least three (3) business days prior to the Closing Date.

7.           The Commitment Parties shall have received: (a) the audited consolidated balance sheet of the Target as of December 31, 2023, and the related audited consolidated statements of operations, comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the annual period then ended, and (b) the unaudited balance sheet of the Target as of March 31, 2024 and the related unaudited statement of operations, comprehensive income, changes in stockholders’ deficit, and cash flows for the three-month period then ended. The Lead Arrangers hereby acknowledge the receipt of the financial statements referred to in clause (a) and clause (b).

8.           So long as requested in writing at least ten (10) business days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act. If the Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided the Borrower the name of each requesting Lender and its electronic delivery requirements in writing at least ten (10) business days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) business days prior to the Closing Date, the Beneficial Ownership Certification in relation to the Borrower.

9.           All documents and instruments required to create and perfect the security interests of the Administrative Agent in the Collateral of the Borrower and the Guarantors shall have been executed and delivered to the Administrative Agent and, if applicable, be in proper form for filing, in each case subject to the Certain Funds Provision.

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ANNEX I TO EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

[DATE]

Reference is made to the Credit Agreement, dated as of [●], among [●] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows:

1.           I am the [Chief Financial Officer] of Holdings.

2.           I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3.           Based upon my review and examination described in paragraph 2 above, I certify on behalf of Holdings and its subsidiaries, on a consolidated basis, that, as of the date hereof and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement:

(i)            The sum of the “fair value” of the assets of Holdings and its subsidiaries, taken as a whole, exceeds the sum of all debts of Holdings and its subsidiaries, taken as a whole, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(ii)           The “present fair saleable value” of the assets of Holdings and its subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liability on existing debts of Holdings and its subsidiaries, taken as a whole, as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

(iii)          The capital of Holdings and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business in which they are or are about to become engaged.

(iv)          Holdings and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts beyond their ability to pay as they mature.

For purposes of clauses (i) through (iv) above, (a) (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (b) the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time has been computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

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This certificate is being signed by the undersigned in [his/her] capacity as [Chief Financial Officer] of Holdings and not in [his/her] individual capacity (and without personal liability).

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

[HOLDINGS]

By:
Name:
Title:	[Chief Financial Officer]

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